Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252964

PROSPECTUS SUPPLEMENT NO. 9

(To the Prospectus dated March 4, 2021)

Up to 84,211,418 Shares of Common Stock

Up to 13,250,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 3,250,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated March 4, 2021 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252964). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 13,250,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) up to 3,250,000 shares of Common Stock that are issuable upon the exercise of 3,250,000 warrants (the “Private Placement Warrants”) originally issued in a private placement to the initial stockholders of Novus Capital Corporation (the “Novus Initial Stockholders”) and EarlyBirdCapital, Inc. and certain of its designees (together with the Novus Initial Stockholders, the “Sponsors”) in connection with the initial public offering of Novus Capital Corporation (“Novus”) and (ii) up to 10,000,000 shares of Common Stock that are issuable upon the exercise of 10,000,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of Novus.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 84,211,418 shares of Common Stock consisting of (a) up to 37,500,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on September 28, 2020, (b) up to 2,650,000 shares of Common Stock issued in a private placement to the Sponsors in connection with the initial public offering of Novus, (c) up to 3,250,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants, (d) up to 3,242,336 shares of Common Stock issued upon the conversion of certain convertible promissory notes issued by AppHarvest Operations, Inc. (f/k/a AppHarvest, Inc.) and (e) up to 37,569,082 shares of Common Stock pursuant to that certain Amended and Restated Registration Rights Agreement, dated January 29, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, and (ii) up to 3,250,000 Private Placement Warrants.

The Common Stock and Public Warrants are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “APPH” and “APPHW,” respectively. On December 14, 2021, the last reported sales price of our Common Stock on Nasdaq was $5.06 per share and the last reported sales price of our Warrants was $1.00.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

1

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements for this prospectus and future filings. We are incorporated in Delaware as a public benefit corporation. See “Prospectus Summary — Public Benefit Corporation” in the Prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled ”Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 15, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2021

AppHarvest, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39288	82-5042965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Appalachian Way Morehead, KY	40351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (606) 653-6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	APPH	The Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	APPHW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01      Other Events.

As previously disclosed, on January 29, 2021 (the “Closing Date”), AppHarvest, Inc., a Delaware corporation (the “Company”), consummated the previously announced merger transactions (collectively, the “Merger”) pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated September 28, 2020 (the “Business Combination Agreement”), by and among the Company (at such time named Novus Capital Corporation (“Novus”)), ORGA, Inc., a wholly owned subsidiary of Novus, and AppHarvest Operations, Inc., a Delaware corporation (f/k/a AppHarvest, Inc.) (“Legacy AppHarvest”).

Pursuant to the Business Combination Agreement, the Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. generally accepted accounting principles. Under this method of accounting, Novus was treated as the “acquired” company and Legacy AppHarvest was treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization.

The Company is issuing this Current Report on Form 8-K to recast its consolidated financial statements for the years ended December 31, 2020 and 2019 as previously incorporated by reference in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 2, 2021, as amended by Amendment No. 1 to Form 8-K/A, filed with the SEC on March 2, 2021, and Amendment No. 2 to Form 8-K/A, filed with the SEC on June 7, 2021 (as so amended, the “Super 8-K”) to reflect the effects of the Reverse Recapitalization.

Within the recast consolidated financial statements, the consolidated assets, liabilities and results of operations are those of Legacy AppHarvest for all periods presented. Additionally, the equity structure has been recast for all periods presented to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy AppHarvest stockholders in connection with the Reverse Recapitalization. As such, the shares and corresponding stockholders' equity and net loss per common share related to Legacy AppHarvest redeemable convertible preferred stock and Legacy AppHarvest common stock prior to Merger have been retroactively recast using the exchange ratio in the Merger of approximately 2.1504 shares.

Included herein as Exhibit 99.1 are the audited consolidated financial statements of the Company as of December 31, 2020 and 2019. These financial statements update the audited consolidated financial statements of Legacy AppHarvest included in Item 2.01 and Item 9.01 of the Super 8-K. Also included herein as Exhibit 99.2 is (1) Management’s Discussion and Analysis of Financial Condition and Results of Operations, which relates to the audited consolidated financial statements, (2) Business and (3) Risk Factors, which updates the Management’s Discussion and Analysis of Financial Condition and Results of Operations, Business and Properties, and Risk Factors included in Item 2.01 of the Super 8-K.

Exhibits 99.1 and 99.2 are attached hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
99.1	Audited Consolidated Financial Statements of AppHarvest, Inc. for the Years Ended December 31, 2020 and 2019.
99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations, Business and Risk Factors.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppHarvest, Inc.

Dated: December 15, 2021

	By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-255068) of the AppHarvest, Inc. 2018 Equity Incentive Plan, the AppHarvest, Inc. 2021 Equity Incentive Plan and the AppHarvest, Inc. 2021 Employee Stock Purchase Plan of our report dated March 2, 2021 (except for (i) the paragraphs included under the caption “Basis of Presentation and Recapitalization Transaction” described in Note 1, and (ii) Note 13, as to which the date is December 15, 2021), with respect to the consolidated financial statements of AppHarvest, Inc. and Subsidiaries, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Louisville, Kentucky

December 15, 2021

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of AppHarvest, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AppHarvest, Inc. and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Louisville, Kentucky

March 2, 2021, except for (i) the paragraphs included under the caption “Basis of Presentation and Recapitalization Transaction” described in Note 1, and (ii) Note 13, as to which the date is December 15, 2021

1

AppHarvest, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands except per share amounts)

	December 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$21,909	$6,031
Inventories, net	3,387	—
Prepaid expenses and other current assets	481	26
Total current assets	25,777	6,057
Operating lease right-of-use assets, net	1,307	144
Property and equipment, net	152,645	3,701
Lease deposits with a related party	—	4,000
Other assets	1,188	41
Total non-current assets	155,140	7,886
Total assets	$180,917	$13,943
Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$1,342	$167
Accrued expenses	5,184	49
Current portion of lease liabilities with a related party	59,217	—
Current portion of lease liabilities	166	45
Current portion of financing obligation with a related party	58,795	—
Deferred development fee income from a related party	—	406
Note payable with a related party	30,000	—
Other current liabilities	77	—
Total current liabilities	154,781	667
Lease liabilities, net of current portion	1,370	104
Financing obligation with a related party	—	4,096
Total non-current liabilities	1,370	4,200
Total liabilities	156,151	4,867
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.0001, 10,000 shares authorized, 0 issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	—	—
Common stock, par value $0.0001, 750,000 shares authorized, 44,461 and 30,800 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	4	3
Additional paid-in capital	45,890	12,753
Accumulated deficit	(21,128)	(3,680)
Total stockholders’ equity	24,766	9,076
Total liabilities and stockholders’ equity	$180,917	$13,943

See accompanying notes to the consolidated financial statements,

which have been retroactively recast to give effect to the Recapitalization Transaction.

2

AppHarvest, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands except per share amounts)

	Year ended December 31,
	2020	2019
Revenue	$—	$—
Operating expenses
Selling, general and administrative expenses	16,295	2,717
Depreciation	176	16
Total operating expenses	16,471	2,733
Loss from operations	(16,471)	(2,733)
Other income (expense):
Development fee income from a related party	406	350
Loss on SAFE Note revaluation	—	(345)
Interest expense from related parties	(1,423)	(28)
Other	49	10
Loss before income taxes	(17,439)	(2,746)
Income tax expense	9	—
Net and comprehensive loss	$(17,448)	$(2,746)
Net loss per common share, basic and diluted	$(0.46)	$(0.11)
Weighted average common shares used in computing net loss per common share, basic and diluted	38,072	25,571

See accompanying notes to the consolidated financial statements,

which have been retroactively recast to give effect to the Recapitalization Transaction.

3

AppHarvest, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(In thousands)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2018	9,100	$1	$12	$(934)	$(921)
Retroactive application of recapitalization	10,469	1	(1)	—	—
Adjusted balance, December 31, 2018	19,569	2	11	(934)	(921)
Net loss	—	—	—	(2,746)	(2,746)
Issuance of preferred shares, net	8,575	1	11,006	—	11,007
SAFE Note conversion	2,656	—	1,596	—	1,596
Stock-based compensation	—	—	140	—	140
Balance, December 31, 2019	30,800	3	12,753	(3,680)	9,076
Net loss	—	—	—	(17,448)	(17,448)
Issuance of preferred shares, net	13,503	1	32,948	—	32,949
Stock option exercise	158	—	35	—	35
Stock based compensation	—	—	154	—	154
Balance, December 31, 2020	44,461	$4	$45,890	$ (21,128)	$ 24,766

See accompanying notes to the consolidated financial statements,

which have been retroactively recast to give effect to the Recapitalization Transaction.

4

AppHarvest, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2020	2019
Operating Activities
Net loss	$(17,448)	$(2,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	9	—
Depreciation	176	16
Stock-based compensation expense	154	140
Loss on SAFE Note revaluation	—	345
Rent payments (in excess of) less than average rent expense, net	26	—
Interest accrual on financing with related parties	1,414	22
Amortization of development fee with a related party	(406)	—
Changes in assets and liabilities:
Inventory	(2,962)	—
Prepaid expenses and other current assets	(347)	(22)
Other assets, net	(948)	(35)
Accounts payable	1,175	346
Accrued expenses	1,933	37
Deferred income from a related party	—	406
Other current liabilities	77	—
Lease deposits with a related party	4,000	(4,000)
Net cash used in operating activities	(13,147)	(5,491)
Investing Activities
Purchases of property and equipment	(35,682)	(3,615)
Net cash used in investing activities	(35,682)	(3,615)
Financing Activities
Payments on finance lease liability with a related party	(258)	—
Payments on financing obligation to a related party	(19)	—
Proceeds from loan agreements with related parties	32,000	—
Borrowings on land mortgage loan and related financing with a related party	—	3,775
Proceeds from stock option exercises	35	—
Issuance of preferred stock, net	32,949	11,008
Other financing activities	—	(1)
Net cash provided by financing activities	64,707	14,782
Change in cash and cash equivalents	$15,878	$5,676
Cash and cash equivalents
Beginning of period	6,031	355
End of period	$21,909	$6,031
Noncash activities
SAFE Conversion	$—	$1,596
Conversion of equipment loan to a finance lease liability with a related party	$2,089	$—
Accrued purchases of property and equipment	$2,574	$—

See accompanying notes to the consolidated financial statements,

which have been retroactively recast to give effect to the Recapitalization Transaction.

5

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

1.   Description of Business

AppHarvest was founded on January 19, 2018 and, together with its subsidiaries, is an applied technology company in Appalachia developing some of the world’s largest high-tech indoor farms, designed to grow non-GMO, chemical pesticide-free produce, using primarily rainwater while producing significantly higher yields than those of traditional agriculture on the same amount of land. AppHarvest will combine conventional agricultural techniques with cutting-edge technology including artificial intelligence and robotics to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia. The Company’s operations through December 31, 2020, were limited to organizing and staffing, business planning, raising capital, and acquiring and developing properties for Controlled Environment Agriculture (“CEA”). The Company has not generated any revenues through December 31, 2020.

Basis of Presentation and Recapitalization Transaction

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted principles (“U.S. GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”) and are presented in U.S. Dollars.

On January 29, 2021, (the “Closing Date”), Novus Capital Corporation (“Novus”), a special purpose acquisition company, consummated the business combination agreement and plan of reorganization (the “Business Combination Agreement”) dated September 2020, by and among ORGA, Inc., a wholly owned subsidiary of Novus (“Merger Sub”), and AppHarvest Operations, Inc., a Delaware corporation (f/k/a AppHarvest, Inc.) (“Legacy AppHarvest”).

Pursuant to the terms of the Business Combination Agreement, a business combination between Novus and Legacy AppHarvest was effected through the merger of Merger Sub with and into Legacy AppHarvest, with Legacy AppHarvest surviving the merger as a wholly-owned subsidiary of Novus (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, Novus changed its name to AppHarvest, Inc. (the “Company”, “we”, “our” or “AppHarvest”).

Pursuant to the Business Combination Agreement, the Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. GAAP. Under this method of accounting, Novus is treated as the “acquired” company and Legacy AppHarvest is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus are stated at historical cost, with no goodwill or other intangible assets recorded.

Legacy AppHarvest was determined to be the accounting acquirer based on the following predominant factors:

•  Legacy AppHarvest stockholders have the largest portion of voting rights in the Company;

•  The Board and Management are primarily composed of individuals associated with Legacy AppHarvest; and

•  Legacy AppHarvest was the larger entity based on historical operating activity and Legacy AppHarvest had the larger employee base at the time of the Business Combination.

In connection or concurrent with the Business Combination:

•  Each share of Legacy AppHarvest redeemable convertible preferred stock that was issued and outstanding prior to the Business Combination was automatically converted into shares of Legacy

6

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

AppHarvest common stock, such that each converted share of redeemable convertible preferred stock was no longer outstanding and ceased to exist.

•	Novus assumed an outstanding convertible note issued by Legacy AppHarvest (the “Legacy AppHarvest Convertible Note”) after the date of the Business Combination Agreement and before the Merger. At the time of the Merger, the outstanding principal and unpaid accrued interest due on the Legacy AppHarvest Convertible Note were converted into shares of the Company’s common stock in accordance with the terms of the Legacy AppHarvest Convertible Note, and such converted Legacy AppHarvest Convertible Note was no longer outstanding and ceased to exist, and any liens securing obligations under the Legacy AppHarvest Convertible Note were released.

•	Each share of Legacy AppHarvest common stock, including the Legacy AppHarvest common stock issued upon conversion of the Legacy AppHarvest redeemable convertible preferred stockholders, was converted into and exchanged for 2.1504 shares (the “Exchange Ratio”) of the Company’s common stock.

•	Each option to purchase Legacy AppHarvest common stock that was outstanding, whether vested or unvested, was converted into an option to purchase a number of shares of the Company’s common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy AppHarvest common stock subject to such Legacy AppHarvest option and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy AppHarvest option, divided by (B) the Exchange Ratio.

•	Each restricted stock unit awarded by Legacy AppHarvest that was outstanding, whether vested or unvested, was converted into an award of restricted stock units to acquire a number of shares of the Company common stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Legacy AppHarvest Common Stock subject to the Legacy AppHarvest restricted stock unit award and (2) the Exchange Ratio.

•	On the Closing Date, a number of purchasers purchased from the Company an aggregate of 37,500 shares of common stock in a private placement pursuant to separate subscription agreement (the “PIPE investment”), for $10.00 per share and an aggregate purchase price of $375,000.

•	The Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 760,000 shares, of which 750,000 shares were designated common stock, $0.0001 par value per share, and 10,000 shares designated preferred stock, $0.0001 par value per share.

These transactions, together with the Business Combination, are collectively referred to as the “Recapitalization Transaction”. Upon closing of the Business Combination, the Company received gross proceeds of $475,000, including $375,000 in gross proceeds from the fully committed common stock PIPE.

The consolidated assets, liabilities and results of operations are those of Legacy AppHarvest for all periods presented. However, the equity structure has been recast for all periods presented to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy AppHarvest stockholders in connection with the Recapitalization Transaction. As such, the shares and corresponding capital amounts and losses per share related to Legacy AppHarvest redeemable convertible preferred stock and Legacy AppHarvest common stock prior to the Business Combination have been retroactively recast based on shares reflecting the Exchange Ratio established in the Business Combination. Activity within the Statements of Stockholders’ Equity for the issuance of Legacy AppHarvest redeemable convertible preferred stock and SAFE Note conversion also have been retroactively converted to the Company’s common stock.

All U.S. Dollar and share amounts are in thousands, except per share amounts, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise specified.

7

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

2.   Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, lease accounting and income taxes.

The Company utilizes estimates and assumptions in determining the fair value of its common stock and other equity instruments. The fair value was determined using valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The Company granted stock options at exercise prices not less than the fair value of its common stock, as determined by the Board contemporaneously at the date such grants were made, with input from management. The fair value of common stock at the grant date was determined to have been higher in connection with retrospective fair value assessments for financial reporting purposes. The exercise prices of the stock option awards affected by the retrospective fair value assessment were not modified. The Company’s retrospective fair value assessment estimated the fair value of the Company’s common stock based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a Deemed Liquidity Event, as defined, such as a public offering or sale of the Company. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock and other equity instruments at each valuation date.

The Company’s results can also be affected by economic, political, legislative, regulatory, legal actions, and the impact from the global outbreak of the novel coronavirus disease (“COVID-19”). Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, and government fiscal policies, can have a significant effect on operations. While the Company maintains reserves for anticipated liabilities and carries various levels of insurance, the Company could be affected by civil, criminal, environmental, regulatory or administrative actions, claims, or proceedings.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company consolidates entities in which it holds a controlling financial interest. For voting interest entities, the Company is considered to hold a controlling financial interest when it is able to exercise control over the investees’ operating and financial decisions.

At December 31, 2020 and 2019, the Company does not have interests in any entities that would be considered variable interest entities.

All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid, short-term investments with an original maturity date of three months or less to be cash equivalents.

8

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

The Company deposits its cash and cash equivalents in a commercial bank. From time to time, cash balances in these accounts exceed the Federal Deposit Insurance Corporation insured limits. The Company mitigates exposure to credit risk by placing cash and cash equivalents with highly rated financial institutions. To date, the Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on its cash and cash equivalents. At December 31, 2020, cash and cash equivalents includes $5,646 of cash restricted for future minimum lease payments and operating and maintenance costs associated with the Company’s lease with a related party (see Note 8(a)). The Company had no restricted cash balances at December 31, 2019.

Fair Value Measurements and Disclosures

Carrying values of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses, other current liabilities, and notes payable approximate fair values because of their short-term nature. There were no material assets or liabilities that were measured at fair value on a recurring basis as of December 31, 2020 and 2019.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or net realizable value. Finished goods inventories represent costs associated with boxed produce not yet sold. Growing crop inventories primarily represent the costs associated with growing produce within the Company’s controlled environment agriculture facilities. Materials and supplies primarily represent growing and packaging supplies. Inventory costs are comprised of the purchase and transportation cost plus production labor and overhead.

Long-lived Assets

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for additions or renewals and improvements are capitalized; expenditures for maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its economic life are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

•  Building: 25 years

•  Leasehold and building improvements: the lessor of the lease term or 4 to 10 years.

•  Machinery: 5 to 10 years

•  Equipment: 3 to 10 years

Assets held under financing leases are recorded at the net present value of the minimum lease payments, net of incentives provided by the lessor. Depreciation expense for assets held under financing leases is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease. If the related lease contains an option to purchase the underlying asset that the Company is reasonably certain to exercise or the lease transfers ownership of the underlying asset to the Company by the end of the lease term, depreciation expense is computed over the estimated useful life of the asset.

9

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not record any impairment losses for the years ended December 31, 2020 and 2019.

Leases

The Company determines if an arrangement contains a lease at inception. The right-of-use assets, net and liabilities associated with leases are recognized based on the present value of the future minimum lease payments over the lease term. The Company uses its incremental borrowing rate at the recognition date in determining the present value of future payments for leases that do not have a readily determinable implicit rate. Lease terms reflect options to extend or terminate the lease when it is reasonably certain that the option will be exercised. For leases that include residual value guarantees or payments for terminating the lease, the Company includes these costs in the lease liability when it is probable such costs will be incurred. Right-of-use assets and obligations for short-term leases (leases with an initial term of 12 months or less) are not recognized in the consolidated balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term. When contracts contain lease and non-lease components, the Company generally accounts for both components as a single lease component.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of December 31, 2020 and 2019, the Company does not have any uncertain tax positions. The Company’s policy is to recognize interest and penalties on uncertain tax positions as income tax expense.

Retirement Plans

The AppHarvest 401(k) Plan provides for matching contributions. The Company incurred $105 and $11 of expenses associated with the 401(k) Plan for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

The Company recognizes in its Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options, restricted stock awards, and restricted stock units issued to employees and directors. All the Company’s stock option and restricted stock awards are subject only to service-based vesting conditions. Stock-based compensation expense related to stock options and restricted stock awards is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. Restricted stock unit awards are subject to both service- and performance-based vesting conditions. The Company recognizes forfeitures of awards as they occur.

10

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

The Company estimates the fair value of its restricted stock units and restricted stock awards based upon the fair value of the common stock at the date the terms of the awards are mutually agreed upon between the Company and the holder. The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate, and (d) expected dividends. Due to the lack of a public market for the trading of the Company’s Common Stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded and have similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company.

The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term, as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The expected term of the stock option awards granted historically was assumed to be the weighted average between the options contract life and the vesting term of the underlying award (based upon the underlying arrangement). The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.

Development Fee Income from a Related Party

The Company recognizes development fee income related to indirect limited oversight services it performs in connection with the greenhouse construction site in Morehead, Kentucky (see Note 8(a)). The development fee of $750 was received in May 2019 and was recognized on a straight-line basis, consistent with the level of service, through October 2020, the date when the Morehead Facility reached substantial completion.

Net Loss Per Common Share

The Company’s basic net loss per common share is calculated by dividing the net loss by the weighted- average number of shares of common stock outstanding for the period. The diluted net loss per common share is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, stock options to purchase common stock and restricted stock units are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per common share as their effect is anti-dilutive.

Advertising

Advertising costs are expensed when incurred. Advertising expense for the years ended December 31, 2020 and 2019 was $142 and $40, respectively, and is included in selling, general, and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss.

Segment Information

The Company is organized as a single operating segment. All the assets and operations of the Company are located in the United States (“U.S.”)

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events. Comprehensive loss was equal to net loss for all periods presented.

11

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Distribution Agreement

On March 28, 2019, the Company entered into a Purchase and Marketing Agreement (the “Mastronardi Morehead Agreement”) with Mastronardi Produce Limited (“Mastronardi”) pursuant to which Mastronardi will be the sole and exclusive marketer and distributor of all tomatoes, cucumbers, peppers, berries and leafy greens produced at the Company’s controlled environment agriculture facility in Morehead, Kentucky that meet certain quality standards (collectively, the “Products”). Under the terms of the Mastronardi Morehead Agreement, the Company is responsible for growing, producing, packing, and delivering the Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will pay the Company market prices for the Products that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind U.S. Department of Agriculture Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to the Company the gross sale price of the Product sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Products. If Mastronardi rejects, returns or otherwise refuses Products for failure to meet certain quality standards, the Company has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions.

The Mastronardi Morehead Agreement has a term of 10 years. The Company has a limited, one-time right to terminate the Mastronardi Morehead Agreement if certain return targets are not reached. During the term of the Mastronardi Morehead Agreement, Mastronardi has a right of first refusal to enter into similar arrangements with regard to any additional growing facilities the Company established in Kentucky or West Virginia.

As of December 31, 2020, the Company has commenced commercial production, but has not yet sold any Product to Mastronardi. Once product distribution commences, the Company will derive substantially all of its revenue from sales to Mastronardi.

Deferred offering costs

Deferred offering costs, which primarily consist of direct incremental legal and accounting fees related to the Merger and related equity issuances, are capitalized. The deferred offering costs will be offset against Merger and equity issuance proceeds upon the consummation of the offering. Deferred offering costs were $1,127 at December 31, 2020, and reflected in Other assets in the Consolidated Balance Sheets. No amounts were incurred or deferred as of December 31, 2019.

Selling, general and administrative expenses

Selling, general and administrative expenses primarily consist of payroll and payroll related expenses, stock-based compensation, legal and professional costs, rent expense, marketing and advertising, communications, insurance and various other personnel and office related costs. During the year ended December 31, 2020, $2,214 of start-up expenses related to pre-commencement commercial activities at the CEA facility in Morehead, Kentucky were expensed as incurred by the Company and recorded within selling, general and administrative expenses within the consolidated statement of operations and comprehensive loss.

12

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

3.   Accrued Expenses

Accrued expenses consist of the following as of December 31:

	2020	2019
Accrued construction costs	$2,574	$—
Accrued professional service fees	693	35
Accrued interest on convertible debt with a related party	618	—
Accrued payroll	563	2
Accrued utilities	384	—
Other accrued liabilities	352	12
Total accrued expenses	$5,184	$49

4.   Inventories, net

Inventories, net consisted of the following at December 31, 2020:

Finished goods	$—
Raw materials	781
Growing crops	2,606
Total inventories, net	$3,387

5.   Property and Equipment, net

Property and equipment at cost and accumulated depreciation are as follows:

	December 31, 2020
	Original cost	Accumulated depreciation	Assets net
Land	$3,678	$—	$3,678
Land with a related party – see Note 8(a)	3,599	—	3,599
Buildings	57,362	(436)	56,926
Construction in progress	23,526	—	23,526
Construction in progress with a related party – see Note 8(a)	54,649	—	54,649
Automobiles	152	(15)	137
Leasehold improvements	871	(18)	854
Equipment	1,803	(68)	1,735
Machinery	7,625	(84)	7,542
	$153,266	$(620)	$152,645

	December 31, 2019
	Original cost	Accumulated depreciation	Assets net
Land with a related party – see Note 8(a)	$3,599	$—	$3,599
Equipment	25	(7)	18
Machinery	96	(12)	84
	$3,720	$(19)	$3,701

13

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

Depreciation expense for property and equipment for the year ended December 31, 2020 and 2019 was $176 and $16, respectively.

Building cost includes $56,748 related to right-to-use assets held under a finance lease with a related party (see Note 8(a)).

6.   Income Taxes

For the years ended December 31, 2020 and 2019, the Company incurred net operating losses and, accordingly, no current provision for income taxes has been recorded. Income tax expense for the year ended December 31, 2020 consisted of the following components:

Deferred income taxes:
Federal	$9
State	1
Total deferred income taxes	9
Total income tax expense	$9

For the year ended December 31, 2019, no deferred income tax benefit for income taxes was recorded due to the uncertainty of the realization of net deferred tax assets.

The reconciliation of the statutory federal income tax with the provision for income taxes are as follows for the years ended December 31:

	2020	2019
Loss before income taxes	$(17,439)	$(2,746)
Income tax benefit at U.S. Federal statutory rate	(3,662)	(577)
Permanent items	211	95
Change in valuation allowance	4,122	572
State income taxes, net of U.S. Federal income tax benefit	(662)	(91)
Income tax expense	$9	$—

The Company has considered the impact of state rate changes, apportionment weighting and state filing positions when determining its state effective tax rate. The Company adjusts its state effective tax rate for enacted law changes during the year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income and for tax carryforwards. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$4,857	$812
Lease liabilities	15,680	40
Financing obligation	15,582	962
Other	20	4
	36,137	1,818
Valuation allowance	(4,922)	(800)

14

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

	December 31,
	2020	2019
	31,216	1,018
Deferred tax liabilities:
Property and equipment	$(30,879)	$(983)
Operating lease right-of-use assets	(349)	(39)
	(31,228)	(1,021)
Net deferred tax liabilities	$(13)	$(4)

When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations is recognized as a reduction of income tax expense. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its net deferred tax assets as of December 31, 2020 and 2019. The valuation allowance increased $4,122 during the year ended December 31, 2020, primarily as a result of an increase in net operating loss carryforwards. The Company continues to monitor the need for a valuation allowance based on the sources of future taxable income.

At December 31, 2020, the Company has $19,478 of federal net operating loss carryforwards that have no expiration. The Company has $19,398 of state net operating loss carryforwards that have no expiration.

Under the provisions of the Internal Revenue Code, net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may be subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders by more than 50% over a three-year period, as defined in Sections 382 and 383 of the Internal Revenue Code and similar state provisions. The amount of the annual limitation is determined based on the value of the Company immediately before the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the date of the Company’s formation and that there could be additional changes in control in the future. As a result, the Company is unable to estimate the effect of these limitations, if any, on the Company’s ability to utilize net operating losses in the future. A valuation allowance has been provided against the Company’s net operating and tax credit carryforwards and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the net operating loss carryforward and the valuation allowance.

As of December 31, 2020 and 2019, the Company had no accrued uncertain tax positions or associated interest or penalties and no amounts have been recognized in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

The Company files income tax returns in the U.S. federal jurisdiction and state jurisdictions. The tax years since inception remain open and subject to examination by federal and state taxing authorities.

7.   Notes Payable with a Related Party

On May 12, 2020, the Company entered into a loan agreement with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”), a related party, to finance the purchase of equipment to be used in the Company’s operations in Morehead, Kentucky (the “Equipment Loan”.) The loan agreement had a principal balance of $2,000 and an interest rate of 9.5% per year. In October 2020, as a result of completion of the Morehead Facility (see Note 8(a)) and subsequent occupancy, the principal balance of the loan was extinguished and added to the future base rent calculation to be paid over the term of the lease.

15

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

On September 28, 2020, the Company entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P., a related party, to finance capital investments and operating needs (the “Convertible Note”). The Convertible Note has a principal balance of $30,000 and bears simple interest at 8.0% per annum. The outstanding principal amount of the Convertible Note and any unpaid accrued interest automatically converted into shares of the Company at a conversion price equal to $9.50 per share upon closing of the Business Combination Agreement. Absent such conversion, all unpaid interest and principal shall be due and payable upon demand on or after September 28, 2021. The Company has recorded the Convertible Note as a current liability at December 31, 2020.

The Convertible Note includes certain other terms which can accelerate and/or change the manner in which the Convertible Note are redeemed or converted. In a change in control, the holders of the Convertible Note can demand repayment of principal, accrued but unpaid interest, and a repayment premium in the amount of 50% of principal. In addition, upon a future equity financing event, the holder of the Convertible Note may elect to convert the outstanding principal and interest into the most senior stock of the Company issued in such a financing at the lower of 80% of the price paid by such investor or based on a valuation of $500 million. The fair value of these embedded derivatives was not significant at issuance or at December 31, 2020.

8.   Commitments and Contingencies

(a) Equilibrium Transactions

On April 15, 2019, the Company entered into a mortgage loan with Equilibrium, a related party, to finance the purchase of land from a third party in Morehead, Kentucky (the “Morehead Land”). The loan had a principal balance of $3,481 and bore interest at 8.00% per year.

On May 13, 2019, the Company entered a series of agreements with Equilibrium, resulting in the sale of the legal entity that was established to purchase the Morehead Land. The net assets of the entity sold to Equilibrium included the land, related permitting and the mortgage note owed to Equilibrium. On that same date, the Company also entered into a Master Lease Agreement (the “Master Lease Agreement”) with Morehead Farm LLC (“Morehead Farm”) for an indoor controlled agriculture facility on a portion of the Morehead Land (the “Morehead Facility”). The Master Lease Agreement had an initial term of 20 years commencing at substantial completion of construction and included a ground lease for the Morehead Land. In October 2020, the Company took occupancy of the completed portion of the Morehead Facility, resulting in lease commencement under the Master Lease Agreement. Lease payments under the Master Lease Agreement consisted of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead Facility. Equilibrium maintains an option to sell, and the Company is required to purchase, any excess land not otherwise utilized by the construction of the Morehead Facility at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, the Company has a right of first refusal to purchase the Morehead Land. The Company has accounted for the transfer of the Morehead Land to Equilibrium in 2019 as a financing transaction.

At December 31, 2020, the Company maintains a finance lease liability with Equilibrium of $59,216 related to the completed portion of the Morehead Facility and a related right-of-use asset at cost of $56,748. At December 31, 2020, the Company also has construction-in-progress assets of $54,649, and a corresponding financing obligation of $58,795 with Equilibrium for the portion of the Morehead Facility that remains under construction. The Company controls the remaining Morehead Facility construction activities. The finance lease liability and financing obligation related to the Morehead Facility have been recorded within current liabilities in the accompanying Consolidated Balance Sheet at December 31, 2020, since the closing of the Membership Interest Purchase and Sale Agreement occurred within twelve months of the balance sheet date.

16

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

On March 1, 2021, the Company closed on the Membership Interest Purchase and Sale Agreement with Equilibrium that was entered into in December 2020, pursuant to which it purchased from Equilibrium 100% of the membership interests in Morehead Farm (the “Membership Interest Purchase and Sale Agreement”). The purchase price for Morehead Farm was $125,000, which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct the Morehead Facility. At closing, Morehead Farm, an Equilibrium subsidiary which owns the Morehead facility, became a wholly owned subsidiary of the Company. Concurrent with the closing of the Membership Interest Purchase and Sale Agreement, the Master Lease Agreement and ancillary agreements related thereto, were terminated.

(b) Other Leases

The Company’s other lease portfolio is primarily comprised of operating leases for offices. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on whether the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Leases are classified as operating or finance leases at the commencement date of the lease.

Operating lease right-of-use assets, net and liabilities are recognized within the Consolidated Balance Sheets based on the present value of lease payments over the lease term. As the implicit rate is generally not readily determinable for most leases, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate reflects the estimated rate of interest that the Company would pay to borrow on a collateralized basis over a similar term in a similar economic environment. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Leases may include renewal options, and the renewal option is included in the lease term if the Company concludes that it is reasonably certain that the option will be exercised. A certain number of the Company’s leases contain rent escalation clauses, either fixed or adjusted periodically for inflation of market rates, that are factored into the calculation of lease payments to the extent they are fixed and determinable at lease inception.

For the year ended December 31, 2020 and 2019, the Company recognized $169 and $70, respectively, of operating lease expense, including short-term lease expense and variable lease costs, which were immaterial. Rent expense is included in selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss.

The future minimum rental payments required under the leases for each year of the next five years ending December 31, and in the aggregate thereafter are as follows:

	Operating leases	Finance Lease with Equilibrium
2021	$258	$59,447
2022	281	—
2023	270	—
2024	277	—
2025	265	—

17

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

	Operating leases	Finance Lease with Equilibrium
2026 and thereafter	550	—
Total minimum payments required	1,901	59,447
Less: imputed interest costs(1)	(364)	(230)
Present value of net minimum lease payments(2)	$1,537	$59,216
Weighted-average imputed interest rate	6.29%	4.72%
Weighted-average remaining lease term	6.9	0.2

(1)	Represents the amount necessary to reduce net minimum lease payments to present value using actual rate in the lease agreement or the Company’s incremental borrowing rate at lease inception.

(2)	Included in the Consolidated Balance Sheet as of December 31, 2020 as current lease liability with a related party of $59,216, current lease liability with other parties of $166, and noncurrent lease liability of $1,370.

Supplemental Consolidated Statement of Cash Flow information is as follows for the years ended December 31:

	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities	$96	$38
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$1,441	$161

(c) Agreements with Dalsem

The Company entered into agreements with Dalsem Greenhouse Technology, B.V. (“Dalsem”) for the construction of new greenhouse facilities in Richmond, Kentucky and Berea, Kentucky on November 20, 2020 and December 11, 2020, respectively. Under terms of the agreements, Dalsem will provide certain services related to the design, engineering, procurement, construction, startup and testing of a greenhouse and certain ancillary facilities at each site. Total costs under the agreements are based on actual costs incurred by Dalsem and payments are due upon the completion of certain established project milestones, with a portion of each payment due in Euros and a portion due in U.S. dollars. Either party is entitled to terminate the agreements upon the occurrence of certain events of default and the Company is entitled to terminate the agreements if Dalsem fails to meet certain performance requirements. The Company may also terminate the agreements without cause with written notice and a termination payment to Dalsem.

(d) Purchase Commitments

There were no purchase commitments that were unrecorded at December 31, 2020 and 2019.

9.   Stock Compensation Plan

In 2018, the Company adopted a stock compensation plan (the “Plan”) pursuant to which the Company’s Board may grant stock awards to officers, key employees and directors. The Plan initially authorized awards to purchase up to 2,974 shares of common stock. The Plan was amended in December 2019 to allow for an additional 3,166 shares of common stock to be issued. The Plan provides for both incentive and nonqualified stock options. The options granted under the Plan may only be granted with an exercise price of not less than fair market value of the Company’s common stock on the date of grant. Awards under the Plan may be either vested or unvested options and each award will specify the vesting period or requisite performance conditions.

18

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

The incentive stock options (“ISO”) that have been granted generally vest over 48 months, with 25% vesting at the end of the first year and ratable vesting thereafter for the next 36 months. The nonqualified stock options (“NSO”) that have been granted vest ratably over 10 to 30 months. The ISOs and NSOs generally expire ten years after the date of grant. The fair value of the ISOs and NSOs on the date of grant is recognized as an expense over the requisite service period.

The Company uses the Black-Scholes option-pricing model to calculate the fair value of the options granted. The grant date fair value was based on the following assumptions used within the Black-Scholes option pricing model for the years ended December 31:

	2020	2019
Expected term	5.80	5.72
Risk-free interest rate	0.41%	2.27%
Expected volatility	49.45%	40.98%
Expected dividend yield	—%	—%

The following table summarizes stock option activity for the year ended December 31, 2020:

Options	Shares	Weighted average exercise price	Average remaining contractual term
Outstanding at December 31, 2019	2,159	$0.21	9.39
Granted	1,014	0.56
Exercised	(159)	0.23
Forfeited or expired	(37)	0.56
Outstanding at December 31, 2020	2,978	$0.33	8.71
Expected to vest, December 31, 2020	1,713	0.37	8.84
Exercisable, December 31, 2020	1,265	0.27	8.53

The Company recorded $154 and $101 of stock-based compensation expense for options issued to employees and directors during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, unrecognized stock-based compensation expense of $366 and $200, respectively, is related to non-vested options granted, which is anticipated to be recognized over the next weighted average 2.20 years and 2.79 years, respectively, commensurate with the remaining requisite service period.

Aggregate intrinsic value represents the estimated fair value of the Company’s Common Stock at the end of the period in excess of the weighted average exercise price multiplied by the number of options outstanding or exercisable. The intrinsic value for all outstanding options as of December 31, 2020 was $39,109 and $16,690 for those awards exercisable. The intrinsic value of options forfeited in the year ended December 31, 2020 was $472. No options were forfeited as of December 31, 2019.

The weighted average grant date fair value of options granted during the years ended December 31, 2020 and 2019 was $0.33 and $0.14, respectively. The total intrinsic value of options exercised in the year ended December 31, 2020 was $2,100. No options were exercised as of December 31, 2019. The Company will use authorized and unissued shares to satisfy award exercises.

19

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

During the year ended December 31, 2020, the Company granted Restricted Stock Units (“RSU”) to directors, officers, and employees. The following table summarizes RSU activity for the year ended December 31, 2020:

RSUs	Units	Weighted average grant date fair value
Outstanding at December 31, 2019	—	$—
Granted	3,002	8.90
Vested	—	—
Forfeited	(457)	7.91
Unvested at December 31, 2020	2,545	$9.07
Expected to vest, December 31, 2020	2,545	$9.07

The RSUs contain performance and service vesting conditions. The requisite service period for 2,330 of the RSUs outstanding at December 31, 2020, is 48 months, with 25% vesting at the end of the first year and ratable vesting every 3 months thereafter for the next 36 months. The remaining 215 RSUs vest ratably every 3 months over 36 months. Vesting of the RSUs is also dependent upon a liquidity event, which has not occurred at December 31, 2020. Accordingly, the Company has not recognized any stock-based compensation related to the RSUs through the period ended December 31, 2020. As of December 31, 2020, unrecognized stock-based compensation expense of $23,091 is related to non-vested RSUs granted.

On October 8, 2018, the Company granted a restricted stock award to a director with a twelve-month requisite service period. The award share total was 215 and the grant date fair value was based upon a common stock value of $0.23. The award was fully vested by December 31, 2019. The number of shares vested was 0 and 179 during the year ended December 31, 2020 and 2019, respectively. Stock-based compensation expense recognized related to this restricted stock award was $ — and $38 in the years ended December 31, 2020 and 2019, respectively.

Aggregate stock-based compensation expense of $154 and $140 for the year ended December 31, 2020 and 2019, respectively, is included in selling, general, and administrative expense within the Company’s Consolidated Statements of Operations and Comprehensive Loss.

10.  SAFE Notes

During 2018, the Company raised $1,225 by entering into SAFE Notes with several parties. The Simple Agreement for Future Equity (“SAFE”) Notes resulted in cash proceeds to the Company in exchange for the right to certain capital units of the Company or cash upon occurrence of a future financing. The SAFE Notes had an Adjusted Purchase Amount, calculated as the amount originally invested by the SAFE Note counterparty plus 5% per year, non-compounding. The SAFE Notes allowed the holder to participate in the future equity financings through a share-settled redemption. The SAFE Notes would automatically convert into preferred shares upon a future equity financing in which the Company sold shares of its preferred stock. The number of shares into which the SAFE Notes would convert would be the greater of (a) a stated valuation cap divided by the number of shares outstanding before the capital raise transaction or (b) the Adjusted Purchase Amount divided by the per-share price of the issued preferred stock less a discount of 20%. The number of shares that could be issued upon conversion of SAFE Notes was not limited. Upon an event of liquidation or dissolution, SAFE Noteholders would receive cash payment based on the Adjusted Purchase Amount in satisfaction of the SAFE Note. SAFE Noteholders did not have dividend or voting rights. The Company determined that the SAFE Notes were not legal form debt (i.e., no creditors’ rights) but allowed for redemption based upon certain events that are outside of the control of the Company. The SAFE Notes were classified as marked-to-market liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. The SAFE Notes were measured at fair value, with changes in fair value recorded within loss on SAFE Note revaluation within the Consolidated Statement of Operations and Comprehensive Loss.

20

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

In conjunction with the issuance of redeemable convertible preferred stock in March 2019, the SAFE Notes were converted into shares of preferred stock and common stock in accordance with the terms of the preferred stock investment agreement.

11.   Common Stock

The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of the holders of preferred stock. The common stock has the following characteristics:

Voting

The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders and written actions in lieu of meetings.

Dividends

The holders of common stock are entitled to receive dividends, if and when declared by the Board. The Company may not declare or pay any cash dividends to the holders of common stock unless, in addition to obtaining any necessary consents, dividends are paid on each series of preferred stock in accordance with their respective terms. No dividends have been declared or paid in the year ended December 31, 2020 or 2019.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably with the holders of preferred stock in the Company’s assets available for distribution to stockholders after payment to the holders of preferred stock of their liquidation preferences have been satisfied.

Common Stock Reserved for Future Issuance

The Company has reserved 33,868 and 21,339 shares of common stock for future issuance as of December 31, 2020 and 2019, respectively.

12.   Net Loss Per Share

Diluted net loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

	December 31,
	2020	2019
Anti-dilutive common share equivalents:
Stock options	2,978	2,159
Restricted stock units	2,545	—

21

AppHarvest, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(amounts in thousands except per share amounts)

December 31, 2020 and 2019

	December 31,
	2020	2019
Total anti-dilutive common share equivalents	5,523	2,159

Basic and diluted net loss per common share is calculated as follows:

	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(17,448)	$(2,746)
Denominator:
Weighted-average common shares outstanding, basic and diluted	38,072	25,571
Net loss per common share, basic and diluted	$(0.46)	$(0.11)

13.   Subsequent Events

On September 24, 2021, a federal securities class action lawsuit (captioned Ragan v. AppHarvest, Inc., Case No.21-cv-07985) was filed by a purported stockholder on the Company in the United States District Court for the Southern District of New York on behalf of a proposed class consisting of those who acquired the Company’s securities between May 17, 2021 and August 10, 2021. The complaint names the Company and certain of its current officers as defendants, and alleges that the defendants violated Sections 10(b) and 20(a)of the Securities Exchange Act of 1934, as amended, by making materially false and misleading statements regarding the Company’s business, operations, and prospects because they failed to disclose a purported lack of sufficient training and inability to consistently produce Grade No. 1 tomatoes. The complaint seeks unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including reasonable attorneys’ fees. On November 22, 2021, a related action (captioned Plymouth County Retirement Association v. AppHarvest, Inc., Case No.21-cv-09676) was filed by another purported stockholder of the Company in the same United States District Court, making substantially similar claims against the same set of defendants, on behalf of a proposed class consisting of those who acquired the Company’s securities between October 9, 2020 and August 10, 2021. We do not believe the claims have merit, intend to defend the case vigorously, and have not recorded a liability related to these lawsuits because, at this time, we are unable to estimate reasonably possible losses or determine whether an unfavorable outcome is probable.

22

Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this Current Report on Form 8-K. Some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report on Form 8-K, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward- looking statements contained in the following discussion and analysis.

Overview

AppHarvest was founded on January 19, 2018. Together with its subsidiaries, the Company is an applied agricultural technology company in Appalachia developing and operating some of the world’s largest high-tech indoor farms, which are designed to grow non-GMO produce free of chemical pesticide residues, use primarily rainwater, and produce significantly higher yields than those yields achieved by traditional agriculture on the same amount of land. The Company combines conventional agricultural techniques with cutting-edge technology, including artificial intelligence and robotics, to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.

Prior to October 2020, our operations were limited to the “start-up” concerns of organizing and staffing, business planning, raising capital, and acquiring and developing properties for CEA. In October 2020, we partially opened our first CEA facility in Morehead, Kentucky (the “Morehead CEA facility”), which we estimate can cultivate approximately 720,000 tomato plants with an approximate yield of 40 million pounds per year. In January 2021, we harvested our first crop of beefsteak tomatoes. In March 2021, we began harvesting our first crop of tomatoes on the vine. In May 2021, we opened production of the full 60 acres at the Morehead CEA facility. In August 2021, the Morehead CEA facility concluded its first harvest. The completed planting of its second crop was accomplished in September 2021, in preparation for its new growing season. The harvest of the crop commenced in the fourth quarter of 2021.

We have begun construction on four more CEA facilities. Two of the facilities under construction are located in Berea, Kentucky (the “Berea leafy green facility”) and Richmond, Kentucky (the “Richmond tomato facility”). As of the date hereof, construction on the Berea leafy green facility is approximately 60% complete; the Richmond tomato facility is approximately 60% complete. Both CEA facilities are expected to be fully operational by the end of 2022. Groundbreakings for two more CEA facilities occurred in June 2021 in Somerset, Kentucky (the “Somerset facility”) and Morehead, Kentucky (the “Morehead leafy green facility”). The Somerset facility is intended to grow berries, and the Morehead leafy green facility, which is located adjacent to the Morehead CEA facility, is intended to grow leafy greens. The Somerset facility is over 40% complete and expected to be operational by the end of 2022. To incorporate design and other insights we gained from construction of the Berea leafy green facility, and to maintain flexibility in the allocation of capital resources, we have temporarily paused development of the Morehead leafy green facility, with construction now expected to resume in 2022 and be operational in 2023. We expect to have four CEA facilities operational by the end of 2022, with approximately 165 acres under production. We anticipate having nine operational CEA facilities in Appalachia, with approximately 400 acres of aggregate production capacity, by the end of 2025. We intend to continue to work toward a network of 12 CEA facilities by 2025. Our expectations assume that we are, and will be, able to obtain necessary capital when needed on acceptable terms.

For a discussion of our future funding requirements, please refer to the section titled “Risk Factors,” “We will require significant additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.”

In April 2021, we acquired Root AI, Inc. (“Root AI”) (now AppHarvest Technology, Inc.), an artificial intelligence and robotics company, including their team with experience in CEA next generation technology.

The acquisition of Root AI is expected to provide us with a baseline for harvesting support while helping evaluate crop health, predict yield, and optimize overall operations in existing CEA facilities. The benefits include fully developed technology, in the form of software and hardware, that can be programmed for utilization and optimization and a skilled workforce to assist with ongoing upgrades of the artificial intelligence. With the Root AI Acquisition, we can not only develop CEA technology solutions for internal use, but also for potential sale to customers in the global CEA industry.

The Company is organized as a single operating segment. Substantially all of the assets and operations of the Company are located in the United States.

Business Combination and Basis of Presentation

We were originally known as Novus Capital Corporation. On January 29, 2021, Novus consummated the Business Combination with Legacy AppHarvest pursuant to the Business Combination Agreement (the “Merger”). In connection with the closing of the Business Combination, Legacy AppHarvest changed its name to AppHarvest Operations, Inc. and Novus changed its name from Novus Capital Corporation to AppHarvest, Inc. The Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”). Under this method of accounting, Novus is treated as the “acquired” company and Legacy AppHarvest is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus are stated at historical cost, with no goodwill or other intangible assets recorded.

The consolidated assets, liabilities and results of operations included within Management’s Discussion and Analysis of Financial Condition and Results of Operations and the amounts reported in our consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K are those of Legacy AppHarvest for all periods presented. However, the equity structure has been recast for all periods presented to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy AppHarvest stockholders in connection with the Recapitalization Transaction, as that term is defined in the consolidated financial statements. As such, the shares and corresponding capital amounts and losses per share related to Legacy AppHarvest redeemable convertible preferred stock and Legacy AppHarvest common stock prior to the Business Combination have been retroactively recast based on shares reflecting the Exchange Ratio established in the Business Combination. Activity within the Statements of Stockholders’ Equity for the issuance of Legacy AppHarvest redeemable convertible preferred stock and SAFE Note conversion also have been retroactively converted to the Company’s common stock.

As a consequence of the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Upon consummation of the Business Combination and the closing of the concurrent private placement of the 37,500 shares of the Company’s Common Stock (the “PIPE”), the most significant change in our reported financial position and results of operations was an increase in cash and cash equivalents (as compared to Legacy AppHarvest’s consolidated balance sheet at December 31, 2020) of approximately $435.2 million, including $375.0 million in gross proceeds from the PIPE.

Environmental, Social and Governance (“ESG”)

AppHarvest is a new kind of company. We are both a public benefit corporation (“PBC”) and a certified B Corporation because we believe in collective benefit over individual gain. We believe growing healthy fruits and vegetables are good business, and new technologies can deliver clean produce with safer growing methods, which we believe benefits all stakeholders. We are all in this together, for good.

Public benefit corporations are for-profit corporations and, under Delaware law, our directors have a duty to balance the financial interests of stockholders, the best interests of those materially affected by our conduct (including our stockholders, employees, communities, customers and suppliers), and the specific public benefits identified in our amended and restated certificate of incorporation when making decisions. Our amended and restated certificate of incorporation includes three specific public benefit goals:

•	Goal 1 Drive positive environmental change in agriculture

•	Goal 2 Empower individuals in Appalachia

•	Goal 3 Improve the lives of our employees and the communities in which we operate

In early 2021, we launched our first Materiality Assessment with Business for Social Responsibility (“BSR”) to further assess which ESG issues are most important to AppHarvest’s stakeholders and our business success. Our stakeholders include farmers, employees, regional economic development organizations, retailers, sustainability experts at BSR, suppliers, local communities, and our internal senior management and board members.

While our PBC charter-specific goals broadly relate to our corporate purpose and inform all other ESG efforts, our materiality assessment (which also incorporates Sustainability Accounting Standards Board standards, now the Value Reporting Foundation) and B Lab assessment will drive our specific ESG strategies. Our ESG key performance indicators (“KPIs”) will align with our material issues to measure our progress. Our first full year of operations ending on December 31, 2021 will serve as our baseline year for reporting ESG KPIs.

More information on our key ESG programs, goals and commitments, and key metrics can be found in our 2020 sustainability report, which is available on our website https://www.appharvest.com/. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this Current Report on Form 8-K.

While we believe all of our ESG goals align with our long-term growth strategy and financial and operational priorities, they are aspirational and may change, and there is no guarantee or promise that they will be met.

Morehead Facility

On March 1, 2021, we closed on the Membership Interest Purchase and Sale Agreement (the “MIPSA”) with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”) that we entered into in December 2020, pursuant to which we purchased from Equilibrium 100% of the membership interests in Morehead Farm LLC (“Morehead Farm”). The purchase price for Morehead Farm was approximately $125 million, which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct the Morehead CEA facility. At closing, Morehead Farm, a subsidiary of Equilibrium that owns the Morehead CEA facility, became our wholly owned subsidiary. Concurrent with the closing of the MIPSA, the Master Lease Agreement pursuant to which we leased the Morehead CEA facility from Equilibrium and ancillary agreements related thereto, were terminated.

Factors Affecting Our Financial Condition and Results of Operations

We have expended, and expect to continue to expend substantial resources as we:

•	continue the build-out of the four CEA facilities currently under construction in Richmond, Berea, Somerset and Morehead, Kentucky and invest in additional CEA facilities in the future;

•	continue our 2021 growing season, which began in August 2021, and plant and harvest new crops in our future growing seasons;

•	implement the Purchase and Marketing Agreement with Mastronardi Produce Limited (“Mastronardi”) and fulfill our obligations under that agreement;

•	identify and invest in future growth opportunities, including new or expanded facilities and new product lines;

•	invest in sales and marketing efforts to increase brand awareness, engage customers and drive sales of our products;

•	invest in product innovation and development, including our acquisition of Root AI’s technologies in April 2021; and

•	incur additional general and administrative expenses, including increased finance, legal and accounting expenses, associated with being a public company and expanding operations..

Non-GAAP Financial Measure

To supplement our unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP measures, such as Adjusted EBITDA, to understand and evaluate our core operating performance. We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense or benefit, depreciation and amortization, adjusted to exclude: stock-based compensation, transaction-related costs, reorganization costs, remeasurement of warrant liabilities and certain other non-recurring, non-cash and non-core items. We believe this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses this non-GAAP measure for trend analyses and for budgeting and planning purposes.

We believe that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating projected operating results and trends. Other similar companies may present different non-GAAP measures or calculate similar non-GAAP measures differently. Management does not consider this non-GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses that are required to be presented in our GAAP financial statements. Because of this limitation, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Key Components of Statement of Operations

Net sales

Prior to the nine months ended September 30, 2021, we had not yet generated sales. Substantially all of our net sales are generated from the sale of tomatoes under an agreement with one customer, Mastronardi. Net sales include revenues earned from the sale of our products, less commissions, shipping, distribution and other costs incurred as defined in our customer agreements.

Cost of Goods Sold

Prior to the nine months ended September 30, 2021 we had not incurred cost of goods sold as we did not have operations prior to this period. Cost of goods sold consists of expenses incurred related to the production of inventory sold to customers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist of payroll and payroll related expenses, stock-based compensation, professional services and legal fees, licenses and registration fees, insurance, depreciation, rent and various other personnel and office related costs. SG&A also includes start-up expenses related to pre-commencement commercial activities for tomatoes on the vine at the Morehead CEA facility.

Depreciation

Depreciation expense relates to the depreciation of property and equipment. Property and equipment subject to depreciation consist primarily of a building under a finance lease, machinery and equipment and leasehold improvements.

Development Fee Income from a Related Party

Development fee income represents the amortization of a one-time development fee received by us in May 2019. The fee was for limited oversight services we performed at Equilibrium’s greenhouse construction site in Morehead. The fee was amortized on a straight-line basis, consistent with the level of our services, from date of receipt through October 2020, the date when the Morehead facility reached substantial completion.

Interest Expense

Interest expense for the three and nine months ended September 30, 2021 primarily relates to long-term debt to help finance the construction of our CEA facilities. Interest expense from related parties for the three and nine months ended September 30, 2021 primarily relates to the finance lease and financing obligation for the Morehead CEA facility which were settled upon purchase of Morehead Farm on March 1, 2021 and the convertible note that was converted to Common Stock upon completion of the Business Combination on January 29, 2021. See Note 11—Debt to our unaudited condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Adjusted EBITDA

We define Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense or benefit, depreciation and amortization, adjusted to exclude stock-based compensation, transaction- related costs, remeasurement of warrant liabilities and certain other non-recurring, noncash and non-core items. See the section titled “Non-GAAP Financial Measure” for more information and a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2021 and 2020

The following table sets forth our historical operating results for the periods indicated:

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2021	September 30, 2020	$ Change	September 30, 2021	September 30, 2020	$ Change
Net sales	$543	$—	$543	$5,980	$—	$5,980
Cost of goods sold	7,482	—	7,482	30,001	—	30,001
	(6,939)	—	(6,939)	(24,021)	—	(24,021)
Operating expenses:
Selling, general and administrative expenses	25,401	5,742	19,659	84,357	8,435	75,922
Total operating expenses	25,401	5,742	19,659	84,357	8,435	75,922
Operating loss	(32,340)	(5,742)	(26,598)	(108,378)	(8,435)	(99,943)
Development fee income from a related party	—	136	(136)	—	408	(408)
Interest expense from related parties	—	(64)	64	(658)	(90)	(568)
Interest expense	(805)	—	(805)	(893)	—	(893)
Change in fair value of Private Warrants	15,781	—	15,781	32,095	—	32,095
Other	113	(13)	126	574	(13)	587
Loss before income taxes	(17,251)	(5,683)	(11,568)	(77,260)	(8,130)	(69,130)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2021	September 30, 2020	$ Change	September 30, 2021	September 30, 2020	$ Change
Income tax expense	(17)	—	(17)	(539)	—	(539)
Net loss	$(17,268)	$(5,683)	$(11,585)	$(77,799)	$(8,130)	$(69,669)

Reconciliation of GAAP to Non-GAAP

The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net loss	$(17,268)	$(5,683)	$(77,799)	$(8,130)
Interest expense from related parties	—	64	658	90
Interest expense	805	—	893	—
Interest income	(82)	—	(178)	(31)
Income tax expense	17	—	539	—
Depreciation and amortization expense	3,160	—	7,762	15
EBITDA	(13,368)	(5,619)	(68,125)	(8,056)
Change in fair value of Private Warrants	(15,781)	—	(32,095)	—
Stock-based compensation expense	11,571	49	31,248	108
Transaction success bonus on completion of Business Combination	—	—	1,500	—
Reorganization costs	946	—	946	—
Business Combination transaction costs	112	—	13,916	—
Root AI acquisition costs	—	—	1,032	—
Adjusted EBITDA	$(16,520)	(5,570)	$(51,578)	$(7,948)

Net Sales

Net sales for the three and nine months ended September 30, 2021 were $0.5 million and $6.0 million, respectively, compared to $0 for the comparable prior year periods, with the increase due to the sale of tomatoes produced in the abbreviated first planting season at our Morehead CEA facility, which concluded in August 2021. Net sales for the three and nine months ended September 30, 2021 were adversely impacted by labor and productivity investments associated with the training and development of the new workforce at the Morehead CEA facility. Net sales for the nine months ended September 30, 2021 were also adversely impacted by low market prices for tomatoes. The labor and productivity challenges resulted in lower net sales due to lower overall No. 1-grade production yields, including the impact of higher related distribution and shipping fees. Net sales for the three months ended September 30, 2021 were also impacted by the lack of production during the tear-out of the first season crop and clean-up of the Morehead CEA facility upon conclusion of the first growing season, as well as planting of the new crop for the second growing season.

Cost of Goods Sold

Cost of goods sold for the three and nine months ended September 30, 2021 was $7.5 million and $30.0 million, respectively, compared to $0 for the comparable prior year periods. Cost of goods sold for the three and nine months ended September 30, 2021 was impacted by continued labor and productivity investments associated with the training and development of the new workforce at the Morehead CEA facility. Cost of goods sold for the three months ended September 30, 2021, also includes costs associated with the summer refresh and planting of the new crop to prepare for the second season.

Selling, General, and Administrative Expenses

SG&A for the three and nine months ended September 30, 2021 was $25.4 million and $84.4 million, respectively, compared to $5.7 million and $8.4 million for the comparable prior year periods. The $19.7 million and $75.9 million increases were primarily due to transaction costs related to the Business Combination, stock-based compensation expense, including a one-time charge due to the completion of the Business Combination, payroll and related costs due to higher headcount and professional services and legal fees including accounting and other consulting fees related to becoming a public company and the Root AI acquisition. These costs also include approximately $1.0 million of start-up costs related to the pre-commencement commercial activities for tomatoes on the vine at the Morehead CEA Facility.

Development Fee Income from a Related Party

We recognized development fee income of $0.1 million and $0.4 million during the three and nine months ended September 30, 2020, respectively, which represents the amortization of a one-time development fee we received for limited oversight services the Company performed at Equilibrium’s CEA facility construction site in Morehead, Kentucky. The fee was amortized on a straight-line basis, consistent with the timing of our services, from date of receipt through the project completion date in October 2020. We recognized no such income during the three and nine months ended September 30, 2021.

Interest Expense

Interest expense during the three and nine months ended September 30, 2021 was $0.8 million and $0.9 million, respectively and was primarily related to the long-term debt established during the three and nine months ended September 30, 2021 to help finance the construction of the CEA facilities. See Note 11—Debt to our unaudited condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K. We had zero interest expense for the comparable prior year periods.

Change in Fair Value of Private Warrants

The change in fair value of our Private Warrants is the result of changes in our stock price and the number of warrants outstanding. Due to a decline in our stock price at September 30, 2021 as compared to earlier periods, we generated income in the mark-to-market fair value adjustment relative to our outstanding Private Warrants.

Income Taxes

Our effective income tax rate was 0.1% and 0.7% for the three and nine months ended September 30, 2021, respectively. We had zero tax expense for the comparable prior year periods. The variance from the U.S. federal statutory rate of 21% for the three and nine months ended September 30, 2021 was primarily attributable to a change in our valuation allowance. There was no income tax expense recognized in the three and nine months ended September 30, 2020.

Comparison of the Years Ended December 31, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated:

(Dollars in thousands)	2020	2019	$ Change	% Change
Total revenue	$—	$—	$—	$—
Operating expenses:
Selling, general and administrative expenses	16,295	2,717	13,578	499.8%
Depreciation	176	16	160	990.2%
Total operating expenses	16,471	2,733	13,738	502.7%
Operating loss	(16,471)	(2,733)	(13,738)	502.7%
Development fee income from a related party	406	350	56	16.1%

(Dollars in thousands)	2020	2019	$ Change	% Change
Loss on SAFE Note revaluation	—	(345)	345	-100.0%
Interest expense from a related party	(1,423)	(28)	(1,396)	5,072.5%
Other	49	9	40	419.6%
Loss before income taxes	(17,439)	(2,746)	(14,693)	535.0%
Income tax expense	9	—	9	—
Net and comprehensive loss	$(17,448)	$(2,746)	$(14,702)	535.4%

Revenue

We have not generated any revenues through December 31, 2020.

Selling, General, and Administrative Expenses

SG&A for 2020 increased by $13.6 million or 499.8%, from 2019. The increase was primarily due to increased payroll and related expenses of approximately $5.0 million; an increase in professional services, including accounting and other consulting fees related to our preparation to go public, of $5.2 million; an increase in supplies and other start-up costs of $1.2 million; and an increase in software, networking, and office supplies of $0.8 million to support growing operations. These increased costs relate to the increased headcount to support the buildup of our operations, including commencement of commercial production upon substantial completion of the Morehead facility in October 2020 and preparations for becoming a public company. Headcount increased from 15 employees as of December 31, 2019, to 224 employees as of December 31, 2020.

Depreciation

Depreciation expense relates to the depreciation of property and equipment. The increase in depreciation for 2020 compared to 2019 is due to the Morehead facility, including building, machinery and equipment, being placed in service during the year ended December 31, 2020.

Development Fee Income from a Related Party

Development fee income represents the amortization of a one-time development fee received by us in May 2019. The fee was for limited oversight services we performed at Equilibrium’s greenhouse construction site in Morehead, Kentucky. The fee was amortized on a straight-line basis, consistent with the level of our services, from date of receipt through the project completion date in October 2020. The increase in development fee income of $0.1 million, or 16.1%, was primarily due to the year ended December 31, 2020 including ten months of development services versus seven months of development services in the year ended December 31, 2019.

Loss on SAFE Note Revaluation

The loss on SAFE Notes in 2019 represents the expense associated with the increase in value of these financing obligations prior to their conversion to Series A Preferred Stock in March 2019. The SAFE Notes were measured at fair value, determined using a binominal lattice model, with changes in fair value recognized in the consolidated statement of operations. There was no comparable expense in 2020.

Interest Expense

Interest expense during the year ended December 31, 2020 primarily relates to our finance lease and financing obligation for the Morehead facility which were $59.2 million and $54.6 million, respectively, at December 31, 2020, the $30.0 million Legacy AppHarvest Convertible Notes entered into in September 2020, and the $2.0 million loan entered into in May 2020 with Equilibrium to finance the purchase of equipment for the Morehead Facility. Interest expense in 2019 primarily relates to the mortgage loan between us and Equilibrium used to finance our land purchase in Morehead, Kentucky. The mortgage loan was outstanding for a 29-day period prior to the sale of the land to Equilibrium as part of the overall lease transaction.

Other Income

Other income in 2020 represents primarily interest income on the $4.0 million lease deposit required under the Master Lease Agreement with Equilibrium. This deposit was established in 2019.

Liquidity and Capital Resources

Cash and cash equivalents totaled $221.6 million as of September 30, 2021. Currently, our primary sources of liquidity are cash flows generated from the successful completion of the Business Combination, the proceeds from debt obtained as described below, and revenues from the sale of our tomatoes. We have incurred losses and generated negative cash flows from operations since our inception in 2018. As of September 30, 2021, we had an accumulated deficit of $98.9 million.

On June 15, 2021, we entered into a master credit agreement, as amended, with Rabo AgriFinance LLC (the “Lender”) for a real estate term loan in the principal amount of $75.0 million (the “Rabo Loan”). The collateral securing the payment and performance of the obligations under this Rabo Loan consists of a perfected first priority lien on, and security interest in, our Morehead CEA facility, together with associated personal property and fixtures. The Rabo Loan matures on April 1, 2031, with quarterly interest payments commencing on July 1, 2021 and quarterly principal payments, commencing on January 1, 2022, with the remaining balance of principal and interest due upon maturity. Payments are based on one month LIBOR plus 2.500% per annum, subject to adjustment on July 1, 2023 and at the end of each successive two year period. On March 5, 2021, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, confirmed that the publication of most LIBOR term rates will end on June 30, 2023 (excluding 1-week U.S. LIBOR and 2-month U.S. LIBOR, the publication of which will end on December 31, 2021). The Rabo Loan provides that in the event the Lender is unable to determine the applicable LIBOR rate, the Rabo Loan will otherwise bear interest at a rate, per annum, equal to a rate determined by the Lender in the Lender’s reasonable discretion. Management does not believe the anticipated discontinuation will have a material impact on the Company’s financial condition or results of operations.

On June 21, 2021, we entered into an interest rate swap with an affiliate of the Lender to make a series of payments based on a fixed rate of 1.602% and receive a series of payments based on LIBOR. Both the fixed and floating payment streams are based on the initial notional amount of $75.0 million and require quarterly payments under a 20-year amortization schedule.

On July 23, 2021, we entered into a credit agreement with CEFF II AppHarvest Holdings, LLC, an affiliate of Equilibrium for a construction loan in the original principal amount of $91.0 million (the “Construction Loan”) for the development of a CEA facility at our property in Richmond, Kentucky (the “Project”). The Construction Loan provides monthly disbursements to fund capital costs of the Project in excess of our required equity contribution of 34.5% of the capital costs of the Project. The Construction Loan requires monthly interest payments based on drawn capital at an initial interest rate of 8.000% per annum, which will increase by 0.2% per annum, beginning two years after closing of the Construction Loan through maturity, which is expected to be July 23, 2024, with no required principal payments until maturity. As of September 30, 2021, we had $13.8 million outstanding on the Construction Loan and had incurred interest expense of $0.1 million, which was all capitalized as part of the asset and included in property, plant and equipment in our unaudited condensed consolidated balance sheet.

On September 27, 2021, we entered into a promissory note with JPMorgan Chase Bank, N.A., providing for a line of credit facility up to $25.0 million (the “JPM Loan”) for capital expenditures and CEA facility construction and improvements. The JPM Loan matures on September 24, 2022 and has an interest rate that is equivalent to LIBOR plus 2.25%. Management does not believe the anticipated discontinuation of the publication of LIBOR term rates will have a material impact on the Company’s financial condition or results of operations. As of September 30, 2021 we had borrowed $6.9 million and the effective interest rate was 2.375%. The JPM Loan requires 105% of the aggregate borrowings to be held as cash collateral. At September 30, 2021 we had $7.3 million of restricted cash on the unaudited condensed consolidated balance sheet to meet this requirement.

The large-scale high-tech CEA business is capital-intensive, and we expect to continue to expend significant resources as we continue construction of our next four CEA facilities in Central Appalachia, which include 15 acres at the Berea leafy green facility, 60 acres at the Richmond tomato facility, 30 acres at the Somerset facility, where we will grow berries, and 10 acres at the Morehead leafy green facility. In addition to construction costs, these expenditures are expected to include working capital, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting, developing and retaining a skilled labor force, including local labor. A labor shortage or increased turnover rates within our labor force could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees or contract laborers, and could negatively impact our ability to efficiently operate our CEA facility at full capacity. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation could have a material adverse impact on our operations, results of operations, liquidity or cash flows. Other unanticipated costs may arise due to the unique nature of the high-tech CEA facilities, and the purchase and development of additional properties for future facilities. We also expect to expend significant resources as we invest in CEA technology, develop value-added products and pursue other strategic investments in the CEA industry.

We believe that our cash and cash equivalents on hand at September 30, 2021 are sufficient to meet our current payroll and working capital requirements for a period of at least 12 months from the date of this Current Report on Form 8-K, as well as our currently planned capital expenditure requirements as we continue to build out additional large-scale high-tech CEA facilities. The amount and timing of our future funding requirements, if any, will depend on many factors, including the timing and costs of completion of our large-scale high-tech CEA facilities. We will plan the timing of completion of our CEA facilities around available funding.

We could potentially use our available financial resources sooner than we currently expect and may incur additional indebtedness to meet future financing needs. Adequate additional funding may not be available to us on acceptable terms or at all. In addition, although we anticipate being able to obtain additional financing through non-dilutive means, we may be unable to do so. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of consolidated operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Summary of Cash Flows

A summary of our cash flows from operating, investing and financing activities is presented in the following table:

	Nine Months Ended September 30,		Years Ended December 31,
(Dollars in thousands)	2021	2020	2020	2019
Net cash used in operating activities	$(81,342)	$(6,257)	$(13,147)	$(5,491)
Net cash used in investing activities	(250,570)	(11,164)	(35,682)	(3,615)
Net cash provided by financing activities	538,827	64,981	64,707	14,782
Cash and cash equivalents, beginning of year	21,909	6,031	6,031	355
Cash and cash equivalents (including restricted cash) end of period	$228,824	$53,591	$21,909	$6,031

Net Cash Used In Operating Activities

Net cash used in operating activities was $81.3 million for the nine months ended September 30, 2021, compared to $6.3 million for the nine months ended September 30, 2020. The change of $75.1 million was primarily due to $13.8 million for transaction costs related to the Business Combination, net losses incurred in the operation of our Morehead CEA facility through its first harvest, payment of utility and hedge program deposits, higher payroll and related costs driven by increased headcount, and professional services and legal fees including accounting and other consulting fees related to becoming a public company.

Net cash used in operating activities was $13.1 million for the year ended December 31, 2020 primarily due to a net loss of $17.4 million adjusted by $1.4 million in interest accrual on financing with related parties, a $3.0 million increase in inventory, offset by the return of a $4.0 million lease deposit that had been held by Equilibrium for the purpose of securing our obligations under the Master Lease Agreement related to our Morehead facility and a $3.1 million increase in accounts payable and accrued expenses.

Net cash used in operating activities was $5.5 million for the year ended December 31, 2019 due to net loss of $2.7 million adjusted by $0.1 million in stock compensation expense, a $0.3 million revaluation of SAFE Notes to market value, a $0.3 million increase in accounts payable, and an increase of $0.4 million in deferred income, offset by a payment of a $4.0 million lease deposit to Equilibrium for the purpose of securing our obligations under the Master Lease Agreement related to our Morehead facility.

Net Cash Used In Investing Activities

Net cash used in investing activities was $250.6 million for the nine months ended September 30, 2021, compared to $11.2 million for the nine months ended September 30, 2020. The change of $239.4 million was primarily due to $123.0 million for the purchase of the Morehead CEA facility pursuant to the MIPSA with Equilibrium that we completed on March 1, 2021, $112.9 million for purchases of property and equipment primarily related to construction of our Richmond, Berea, and Somerset CEA facilities, $9.8 million for the Root AI Acquisition on April 7, 2021, and $5.0 million for an investment in an unconsolidated entity.

Cash used in investing activities was $35.7 million for the year ended December 31, 2020, representing purchases of property and equipment, principally the purchases of property and equipment to continue the build out of the Morehead facility, as well land purchased for development in Richmond and Berea.

Cash used in investing activities was $3.6 million for the year ended December 31, 2019, representing purchases of property and equipment, principally the purchase of land in Morehead.

Net Cash from Financing Activities

Net cash provided by financing activities was $538.8 million for the nine months ended September 30, 2021, compared to $65.0 million for the nine months ended September 30, 2020. The change of $473.8 million included proceeds of approximately $448.5 from the Business Combination and $94.7 million in net proceeds from short and long-term debt issuance, partially offset by a financing obligation payment of $2.1 million to Equilibrium as part of our purchase of the Morehead CEA facility.

Cash from financing activities was $64.7 million for the year ended December 31, 2020, reflecting $32.0 million in borrowings from the Legacy AppHarvest Convertible Notes and $32.9 million in net proceeds from the issuance of redeemable convertible preferred stock. Cash from financing activities was $14.8 million for the year ended December 31, 2019, reflecting $3.8 million in borrowings from a land mortgage loan and related financing and $11.0 million in net proceeds from the issuance of redeemable convertible preferred stock.

Contractual Obligations

Our contractual obligations consist primarily of operating leases which impact our short-term and long-term liquidity and capital needs. The table below is presented as of September 30, 2021.

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Contractual obligations
Operating leases	$3,363	$734	$1,218	$898	$513
Long-term debt(1)	98,413	5,879	13,177	12,546	66,811
Line of credit debt(2)	23,986	8,147	15,839	&horbar;	&horbar;
Natural gas purchase commitments	364	364	&horbar;	&horbar;	&horbar;
Total contractual obligations	$126,126	$15,124	$30,234	$13,444	$67,324

(1)    Includes principal, projected interest and swap payments.

(2)    Includes outstanding debt and interest at respective rates.

The table above does not include the contractual obligations related to our Morehead financing obligation or Morehead lease, as concurrent with the closing of the MIPSA on March 1, 2021, the Master Lease Agreement and ancillary agreements related thereto were terminated. The table above also does not include amounts related to the construction of our Richmond and Berea CEA facilities, as the timing and amounts of future expenditures are currently unknown.

Off-Balance Sheet Arrangements

As of September 30, 2021, December 31, 2020 and December 31, 2019, we did not have any material off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results could differ from those estimates and assumptions.

Stock-Based Compensation and Private Warrants

We recognize in our Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options and restricted stock awards issued to employees and directors. Our stock options and RSU’s are subject to service-based vesting conditions. Our RSUs are also subject to performance- based vesting conditions that were satisfied upon completion of the Business Combination. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. We recognize forfeitures of awards as they occur.

We account for our Private Warrants in accordance with ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, under which we have determined that the Private Warrants are recognized as liabilities at fair value and subject to remeasurement at each balance sheet date until exercised. Changes in fair value of the Private Warrants are recognized in our unaudited condensed consolidated statements of operations and comprehensive loss. The fair value of the Private Warrants is estimated at each measurement date using a Black-Scholes option pricing model.

We estimate the fair value of our stock option awards and Private Warrants using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of the Common Stock, expected term, expected volatility, risk-free interest rate, and expected dividends.

Fair Value of Common Stock — Historically, as there had been no public market for our Common Stock, the fair value of the Common Stock for stock-based awards was determined by the board of directors based in part on valuations of the Common Stock prepared by a third-party valuation firm. Since the closing of the Business Combination our board of directors will determine the fair value of each share of Common Stock underlying stock-based awards based on the closing price of our Common Stock as reported by Nasdaq on the date of the grant. For the Private Warrants, the fair value of the Common Stock is based upon historical values.

Expected Term  — The expected term of the options represents the average period the stock options are expected to remain outstanding. As we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method. For the Private Warrants, the expected term is the time from transaction date to expiration in years.

Expected Volatility — As we were not a public company before the closing of the Business Combination, and did not have any trading history for Common Stock, the expected volatility for stock- based awards was based on the historical volatility of the Common Stock of comparable publicly traded companies. Since the closing of the Business Combination our expected volatility is based on the trading history for our Common Stock. For the Private Warrants, the volatility is based on the implied volatility of other comparable Special Purpose Acquisition Company (“SPAC”) warrants.

Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.

Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, we used an expected dividend yield of zero.

The grant date fair value for our stock options granted in 2020 and 2019 were based on the following assumptions used within the Black-Scholes option pricing model:

	2020	2019
Expected term	5.80	5.72
Risk-free interest rate	0.41%	2.27%
Expected volatility	49.45%	40.98%
Expected dividend yield	—%	—%

Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted and Private Warrants issued involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, our equity-based compensation and Private Warrant liabilities could be materially different.

Fair Value of Common Stock

In connection with the preparation of the consolidated financial statements for the years ended December 31, 2020 and 2019, we reexamined the valuation of the Common Stock. In connection with that reexamination, we prepared retrospective appraisals of the fair value of the Common Stock for financial reporting purposes for the periods prior to July 2020. Prior to this reexamination, the contemporaneous valuations were prepared to comply with Section 409A of the Code. As a result, the contemporaneous valuations were not performed under the fair value framework as set forth under Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”) and did not take into account the guidance provided in the American Institute of Certified Public Accountants’ (“AICPA”) Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Accordingly, the contemporaneous valuations had limited value for purposes of financial reporting under U.S. GAAP. Therefore, in connection with the preparation of our consolidated financial statements, we re-assessed the fair value of the Common Stock for financial reporting purposes by having retrospective valuations performed in accordance with the fair value framework under ASC 820 and the AICPA Technical Practice Aid. We believe that the valuation methodologies used in the retrospective valuations are reasonable and consistent with the AICPA Practice Aid.

For the retrospective valuations, we used the option-pricing method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and the Common Stock are inferred by analyzing these options. Specifically, we used the OPM backsolve method to estimate the fair value of the Common Stock, which derives the implied equity value for the Common Stock from a contemporaneous transaction involving the issuance of our preferred stock. We used the OPM back solve method because we were at an early stage of development and future liquidity events were difficult to forecast. We applied a discount for lack of marketability to account for a lack of access to an active public market.

In connection with the grants of stock-based awards in July 2020 through December 2020, we obtained contemporaneous valuations of our Common Stock. We used a hybrid probability-weighted expected return method (“hybrid PWERM”). Under the hybrid PWERM, the value of the Common Stock is estimated based upon an analysis of future values for us assuming various possible future liquidity events. Share value is based upon the probability-weighted present value of expected future net cash flows, considering each of the possible future events, as well as the rights and preferences of each share class. In our application of the hybrid PWERM, two scenarios are considered: a “favorable exit” or “merger” scenario and a “remain private” scenario. The option-pricing method (“OPM”) is used to allocate value in the “remain private” scenario. Under the OPM, shares are valued as a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. In the July 2020 valuation of the Common Stock, we used the hybrid PWERM to back solve to the contemporaneous Series C preferred stock financing. We applied an incremental discount for lack of marketability to the Common Stock. The grants of stock-based awards in July 2020 through December 2020 contain a performance and service vesting condition. Vesting of these stock-based awards is dependent upon a liquidity event, which had not occurred at December 31, 2020. Accordingly, we have not recognized any stock-based compensation related to these stock-based awards as of December 31, 2020.

After the closing of the Business Combination, our board of directors will determine the fair value of each share of Common Stock underlying stock-based awards based on the closing price of our Common Stock as reported by Nasdaq on the date of grant.

Emerging Growth Company Status and Smaller Reporting Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until December 31, 2021. While we will continue to remain an emerging growth company through the end of the 2021 fiscal year and take advantage of the benefits of the extended transition period, our public float exceeded $700 million as of June 30, 2021 and we will no longer qualify as an emerging growth company as of December 31, 2021. We are required to provide management's attestation on internal controls subject to Section 404 of the Sarbanes-Oxley Act in our annual report on Form 10-K for the year ending December 31, 2021.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. As of June 30, 2021, our public float was greater than $700.0 million and therefore effective December 31, 2021, we will no longer qualify as a smaller reporting company although we will continue to use the scaled disclosures permitted for a smaller reporting company through our annual report on Form 10-K for the fiscal year ending December 31, 2021 and plan to begin providing non-scaled larger company disclosure in our first Form 10-Q of the next fiscal year.

Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial position or consolidated results of operations under adoption.

See (i) Note 2—Summary of Significant Accounting Policies to our consolidated financial statements for the years ended December 31, 2020 and 2019, and (ii) Note 3 — New Accounting Pronouncements to our unaudited condensed consolidated financial statements for the three- and nine-month periods ended September 30, 2021 and 2020, both appearing elsewhere in this Current Report on Form 8-K, for a discussion of recent accounting pronouncements and their effect on us.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Currency Risk

While substantially all of our business is conducted in the United States, we purchase inventory and equipment from suppliers in Europe. As a result, we are exposed to risk from fluctuations in exchange rate between the Euro and the U.S. dollar. As we expand our operations in conjunction with receipt of the proceeds of the Business Combination, including the proceeds from the PIPE, to include building our own large-scale high-tech CEA facilities, our exposure to risk from fluctuations in exchange rate between the Euro and the U.S. dollar will increase.

BUSINESS

Overview

AppHarvest was founded on January 19, 2018. Together with our subsidiaries, we are an applied agricultural technology company in Appalachia developing and operating some of the world’s largest high-tech indoor farms, which are designed to grow non-GMO produce free of chemical pesticide residues, use primarily rainwater, and produce significantly higher yields than those yields achieved by traditional agriculture on the same amount of land. AppHarvest combines conventional agricultural techniques with cutting-edge technology, including artificial intelligence and robotics, to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.

We are also committed to the communities where we operate by providing compelling, long-term career opportunities to the local workforce as well as partnering with educational institutions, such as the University of Kentucky and local high schools and technical schools, to create programs that benefit students, researchers, and our own operations. At AppHarvest, our goal is to lay the foundation for Appalachia to become the AgTech capital of North America.

Our commitment to Appalachia is driven by the personal connection of AppHarvest’s leadership, including Jonathan Webb, Founder and Chief Executive Officer, to the area. As a proud Kentucky native, Mr. Webb has developed deep relationships within the Appalachian community that include civic leaders, strategic vendors and suppliers, and local and state elected officials. Our deep connection to the local community has been instrumental in facilitating our growth and development.

AppHarvest also has a refined geographic strategy in place designed to impart immediate as well as long-term benefits. Central Appalachia presents multiple strategic advantages for AppHarvest, including access to an abundant and hard-working labor force, beneficial climate patterns that allow all, or substantially all, of our water requirements to be supplied naturally by rainfall, and geographic proximity to approximately 70% of all U.S. households within a one-day drive.

AppHarvest is a mission-driven organization with an ethos rooted in sustainability and environmental, social, and governance (“ESG”) principles. Our leadership team and employees share a deeply-held belief that, as an organization, we are responsible to multiple stakeholders, including our workers, our community, our customers, our environment, and our stockholders. AppHarvest is a public benefit corporation, which underscores our commitment to our mission and stakeholders. In addition, we elected to have our social and environmental performance, accountability, and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, AppHarvest was designated as a Certified B Corporation in December 2019. As of November 15, 2021, we are one of six publicly traded Certified B Corporations in the United States.

Prior to October 2020, our operations were limited to the “start-up” concerns of organizing and staffing, business planning, raising capital, and acquiring and developing properties for Controlled Environment Agriculture (“CEA”). In October 2020, we partially opened our first CEA facility in Morehead, Kentucky (the “Morehead CEA facility”), which we estimate can cultivate approximately 720,000 tomato plants with an approximate yield of 40 million pounds per year. In January 2021, we harvested our first crop of beefsteak tomatoes. In March 2021, we began harvesting our first crop of tomatoes on the vine. In May 2021, we opened production of the full 60 acres at the Morehead CEA facility. In August 2021, the Morehead CEA facility concluded its first harvest. The completed planting of its second crop was accomplished in September 2021, in preparation for its second growing season. The harvest of the new crop commenced in the fourth quarter of 2021.

We have begun construction on four more CEA facilities. Two of the facilities under construction are located in Berea, Kentucky (the “Berea leafy green facility”) and Richmond, Kentucky (the “Richmond tomato facility”). As of the date hereof, construction on the Berea leafy green facility is approximately 60% complete; the Richmond tomato facility is approximately 60% complete. Both CEA facilities are expected to be fully operational by the end of 2022.

Groundbreakings for two more CEA facilities occurred in June 2021 in Somerset, Kentucky (the “Somerset facility”) and Morehead, Kentucky (the “Morehead leafy green facility”). The Somerset facility is intended to grow berries, and the Morehead leafy green facility, which is located adjacent to the Morehead CEA facility, is intended to grow leafy greens. The Somerset facility is over 40% complete and expected to be operational by the end of 2022.

To incorporate design and other insights we gained from construction of the Berea leafy green facility and to maintain flexibility in the allocation of capital resources, we have temporarily paused development of the Morehead leafy green facility, with construction now expected to resume in 2022 and be operational in 2023.

We expect to have four CEA facilities operational by the end of 2022, with approximately 165 acres under production. We anticipate having nine operational CEA facilities in Appalachia, with approximately 400 acres of aggregate production capacity, by the end of 2025. We intend to continue to work toward a network of 12 CEA facilities by 2025. Our expectations assume that we are, and will be, able to obtain necessary capital when needed on acceptable terms.

To optimize our production capabilities, innovate on sustainability measures, and deliver on our goal of establishing AppHarvest as a leader within CEA, we are committed to developing and sourcing the most advanced technology available, especially in the fields of robotics, artificial intelligence, and automation. As part of these efforts, AppHarvest has empowered its subsidiary, AppHarvest Technology, Inc. (“AppHarvest Technology”), to design and sell new technology products to the broader agricultural market.

AppHarvest Technology also identifies and partners with other industry-leading agricultural technology companies to deliver a competitive advantage for AppHarvest’s operations. By building new products and enabling and enhancing partnerships between AppHarvest and leading agricultural tech companies, we leverage each other’s expertise and unlock new efficiencies and capabilities. Presently, these efforts are focused on two primary initiatives: A harvesting robot; and a cloud-based enterprise software system to enhance visibility into labor management and quality control within CEA facilities.

Agriculture’s Current Challenges and Our Opportunity

Agriculture’s challenges today are wide-reaching and accelerating. The World Bank forecasts that global food production will need to increase by approximately 50% or more by 2050 to feed the growing global population. Inclusive of vine crops, the USDA predicts that the total annual value of domestic fruit, vegetable, and nut production will exceed $66 billion by 2029, a $14 billion annual increase over the 2020 annual value. In 2020, vegetable production accounted for approximately 41% of total farm value (or approximately $21.5 billion), with fresh use vegetables comprising approximately 32% of the market (or approximately $6.9 billion). Tomatoes are the second most popular fresh market produce in the United States. Per capita consumption of fresh tomatoes has grown to approximately 21 pounds per year, approximately 75% higher than it was nearly four decades ago. The USDA attributes this growth primarily to changing consumer preferences and a shift towards a healthier diet and overall lifestyle.

Domestically, the increasing demand for fresh fruits and vegetables has necessitated significant imports of produce into the United States. In 2020, the cumulative value of these imports grew by 13%. The majority of America’s supply of fresh tomatoes and other vine crops, including cucumbers, bell peppers, and eggplants, are imported. In 2019, 60% of fresh tomatoes for sale in the United States were imported, up from 41% in 2009. Imports of eggplant accounted for 56% of supply in 2019, up from 43% in 2009. Meanwhile, 66% of bell peppers and 81% of cucumbers were imported in 2019, up from 46% and 56%, respectively, in 2009. Over approximately the last three decades, the United States’ reliance on imports has more than doubled. The country’s single largest import partner is Mexico, which comprises 75% of US fresh vegetable imports.

Percentage of Crops Imported:

A continued reliance on imports puts the U.S. food supply at risk from both natural and politically destabilizing events. The COVID-19 pandemic highlighted this risk. During the pandemic, the supply chain has been disrupted and food imports are, at times, delayed or even cancelled.

A reduced or delayed supply of produce can have a pronounced impact on grocers, which generally operate on thin financial margins. A consistent and reliable supply chain is vital to the grocery retail industry, which attempts to match closely the perishable supply of produce to near-term customer demand. We believe that CEA, which provides more reliable, sustainable, and higher quality produce, produced in accordance with much higher food safety standards, is an optimal solution for the grocery industry’s reliance on imports, and that there will be a strong preference among distributors and grocers to shift from imports to CEA as more supply becomes available from CEA.

Demand for sustainable farming and new CEA infrastructure has been amplified by the effects of climate change and other environmental factors. Historically, California and Mexico have produced a majority of the fresh produce sold to consumers in the United States; imports from Mexico comprise more than half the U.S. tomato market. Unsustainable farming practices, structural changes in water resources, and an over-reliance on chemicals, which can be harmful to people in a variety of ways, have degraded large swaths of arable land. Globally, approximately one-third of arable land is estimated to be at least partially degraded. This could increase to more than 90% of arable land unless there is a significant shift in farming practices and infrastructure.

In addition, shifting weather patterns believed to be the result of climate change are accelerating the threat to existing agricultural regions. Reduced rainfall and increasingly hot conditions in certain growing regions are increasing the demand for, and consumption of, irrigation water. Two-thirds of Mexico is arid or semi-arid, with annual rainfalls of less than 500 millimeters. California’s Public Policy Institute estimates that 500,000 to 780,000 acres would need to lie fallow for the state’s natural aquifers to re-balance. AppHarvest’s facilities are well positioned take advantage of Kentucky’s relatively high precipitation levels by capturing and recycling rainfall in large on-site retention ponds at our Morehead CEA facility and other planned CEAs, to meet our ongoing irrigations needs.

We believe that CEA is the global solution to address the rising demand for fresh fruits and vegetables, to offset the declining availability of high-quality farmland, and to mitigate the effect of climate change on agriculture. By using leading-edge technology, we expect, at full production capacity, to be able to grow up to 30 times more produce on a single indoor acre compared to a single, traditionally farmed outdoor acre. This belief is based on third-party research and publications stating that produce grown in CEA facilities can yield anywhere from 20 to 50 times as much as traditional farming on the same amount of land. CEA allows for systematic measurements and tailoring of important variables on a per-crop level, such as nutrient levels, temperature, humidity, and irrigation. CEA generally benefits from potential year-round optimal farming conditions, whereas open field farming and traditional greenhouses have more limited growing seasons.

We also believe that AppHarvest is positioned to become a global leader in the CEA industry. We are one of only a few publicly traded companies focused on CEA-enabled food production in the United States. Our CEA facilities in Appalachia are designed to maximize the sustainability and efficiency of our operations. For example, our ability to farm using captured rainwater not only decreases our impact on the environment, but eliminates the high cost of water. Captured rainwater also allows us to avoid harmful agricultural runoff, a major polluter of U.S. waterways. Our geographic proximity to the markets we serve reduces the fuel needed to transport our fruits and vegetables to customers, thereby reducing the environmental impact of distributing our products. Relative to growers in California and Mexico, we estimate we can distribute our products using up to 80% less fuel and with an extended shelf life and less spoilage due to a shorter time spent in transit.

Our Solution

The key components to our strategy include:

•  Sustainable CEA facilities:   By insulating our food production system from seasonal and weather constraints, our CEA facilities are expected to produce up to 30 times more fruits and vegetables compared to traditional open-field agriculture, while also using up to 90% less water.

•  Strategic location near major population centers:   Given our location within one day’s drive of nearly 70% of the U.S. population, we are positioned to use significantly less fuel to transport our products, compared to fruits and vegetables shipped from the southwestern United States, especially California, and Mexico.

•   AgTech ecosystem:   AppHarvest led the signing of a non-binding collaboration agreement by a 17-organization coalition of universities, governments, and leading AgTech companies in the U.S. and abroad. The collaboration agreement is intended to identify opportunities to leverage each other’s expertise and find opportunities to work together to support large-scale development in Central Appalachia. AppHarvest believes this coalition will partially reduce our research & development costs and enable us to source and identify new advancements, technologies, and opportunities more quickly than we necessarily would on our own.

•  Technology:   Sourcing, developing, and implementing applied technology will be a key differentiator for AppHarvest over the long term. We are working with leading technology companies in the agriculture industry, such as Dalsem and Havecon, for greenhouse construction and development; Signify for energy efficient LED lighting; Ecoation for advanced, integrated pest management; Priva B.V. for greenhouse software; TAKS Handling Systems and AWETA for pack line operations and data capture; and Arugga for automated robotic pollination. Additionally, AppHarvest Technology is continuing its work on Virgo, an automated robotic harvesting robot, and FarmOps, its new software product for greenhouse management. We will continue to invest and innovate in technology as we strive to be at the forefront of sustainable food production.

•  Strong and available local labor force:   AppHarvest is committed to paying a living wage which, on average, is approximately 40% higher than the average wage for comparable work in Kentucky. .As a result, we believe we can recruit and retain a competitive workforce.

Morehead CEA Facility

The Morehead CEA facility, which partially opened in October 2020, is among the world’s largest greenhouses at 60 acres (approximately 2.8 million square feet). Its suite of cutting-edge technology includes:

•  Hybrid lighting system:   Our lighting system features a combination of natural sunlight, Signify GreenPower LEDs, and high-pressure sodium lighting.

•  Water independence:   Our recycled rainwater irrigation system used a 10-acre, on-site retention pond, thus eliminating the need for city or well water. This system enables us to use up to 90% less water compared to open field agriculture.

•  Advanced closed-loop water filtration system:   Our closed-loop water filtration system incorporates nano-bubble technology to combat harmful algae blooms and cyanotoxins, as well as sand filters and high-density ultraviolet lighting. (Ultraviolet lighting is designed to kill bacteria).

•  Climate and greenhouse operations software:   Designed by Priva, our climate and greenhouse operations software allows our growers to monitor carefully microclimates inside our CEA facility and to calculate the precise levels of light, water, and carbon dioxideeach plant needs to thrive. Priva also allows for exact dosing of nutrients as well as temperature and humidity control on a plant-by-plant level.

•  Innovative pest control strategy, or integrated pest management:   “IPM” is an environmentally sensitive approach to pest management, which relies in part on the use of beneficial insects to combat damaging pests. We use parasitic wasps control one of the most detrimental greenhouse pests: the whitefly. Predatory mites work similarly against harmful spider mites and fungus gnats.

Development Pipeline

Shortly after the partial opening of the Morehead CEA facility in October 2020, AppHarvest purchased two additional properties, the Richmond tomato facility and the Berea leafy green facility, both of which we anticipate will be operational by the end of 2022. In the second quarter of 2021, AppHarvest began construction of the Somerset and Morehead leafy green facility. The Somerset facility is expected to be operational by the end of 2022.

As we strive to maintain flexibility with respect to the allocation of our capital resources, we have paused the Morehead leafy green facility until additional financing sources are secured. We plan to continue developing and opening additional facilities throughout Central Appalachia and anticipate that we will have nine operational CEA facilities in Appalachia, with approximately 400 acres of aggregate production capacity, by the end of 2025.

We operate a direct-to-consumer ecommerce platform that currently sells four value-add food products, made using AppHarvest tomatoes: mild salsa bundle (three jar pack); medium salsa bundle (three jar pack); spicy salsa bundle (three jar pack); and variety pack (three jar pack, one of each type). We use the Shopify platform to manage our ecommerce business and Bluegrass Integrated Communications for our logistics and storage needs. We currently ship domestically to customers in the U.S. and will likely ship internationally in the future. We may also sell non-food items in the future.

We are developing a portfolio of value-add food products that use excess/surplus AppHarvest produce and feature AppHarvest produce as the primary ingredient. We currently sell our line of salsas (mild, medium, and spicy) that use AppHarvest tomatoes via our ecommerce channel. We are developing several additional products to launch next year and will continue to build our portfolio as we launch new farms and different types of produce. Our channel strategy for value-add products includes ecommerce, food service, and retail.

Our Strengths

Industry Leading Position with an Early Mover Advantage

Our Morehead CEA facility, combined with our in-development greenhouses in Richmond, Berea, Morehead, and Somerset, position us among the largest CEA growers in the United States. Our current production acreage is growing beefsteak tomatoes, tomatoes on the vine, and Campari tomatoes. We plan to expand into leafy greens and berries. AppHarvest is also employing a “go-to-market” strategy through our partnership with Mastronardi, which should enable us to build customer awareness and brand loyalty for future fruits, vegetables, and other value-add products.

Skilled Integrator of Proven Technologies

Our development and technology teams are highly skilled in applied agricultural technology. In many instances, the right technology to maximize crop yields sustainably already exists in the marketplace. The Netherlands, for example, has long relied on high-tech CEA facilities for domestic fruit and vegetable production and is the world’s second-largest agricultural exporter despite a land mass roughly one-third the size of Kentucky. To this end, we are working directly with companies that have been successful in the Netherlands, as well as construction firms with experience building these types of structures.

Strategic Partnerships with Important Industry Participants

To aid us in accomplishing our objectives, we have pursued partnerships with select third parties to allow us to focus our capital and resources in areas that maximize value for our Company and shareholders.

Mastronardi

Mastronardi is our exclusive marketing and distribution partner for all fresh fruits and vegetables grown in Kentucky and West Virginia, including tomatoes, cucumbers, peppers, berries, and/or all leafy greens that meet certain quality standards. Mastronardi is the leading marketer and distributor in North America of tomatoes, peppers, cucumbers, berries, and leafy greens (collectively, the “Products”). Mastronardi has an extensive and long-established retail network and is nationally recognized under the primary SUNSET® brand and other brands, including Campari®, Angel Sweet®, Flavor Bombs®, Sugar Bombs® tomatoes and WOW™ berries. Through our partnership, we receive immediate access to a large and coveted customer base. Our produce is currently available for sale in the produce aisles of some grocers.

Pursuant to our Agreement with Mastronardi, Mastronardi is the sole and exclusive marketer and distributor of all Products of our Morehead CEA facility. Under the terms of this Mastronardi Morehead Agreement, AppHarvest is responsible for growing, producing, packing and delivering all Products to Mastronardi, and Mastronardi is responsible for marketing, branding, and distributing our Products to its customers.

Mastronardi has agreed to sell our Products at market prices consistent with the best and highest prices available throughout the applicable growing season for similar USDA Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to AppHarvest the gross sale price of the Products it sells, less a marketing fee and its costs incurred in the sale and distribution of the Products. If Mastronardi rejects, returns, or otherwise refuses Products for failure to meet certain quality standards, AppHarvest has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions. AppHarvest has developed options for generating revenue from any such Products, including by selling them to secondary distribution outlets and using them to create value-added products.

If AppHarvest expands the growing acreage or operations of any of its existing facilities in Kentucky or West Virginia, Mastronardi has a right of first refusal to be the exclusive distributor of any produce arising as a result of such expansion for the greater of ten years from the date of first commercial production of the additional products or the remainder of the term of the Mastronardi Morehead Agreement. In the event AppHarvest or its affiliates operate a new facility in Kentucky or West Virginia, Mastronardi has the right to deem such “New Grower Facility” to be under an agreement with Mastronardi on the same material terms and conditions of the Mastronardi Morehead Agreement for a period of ten years. In December 2020, Mastronardi elected to deem AppHarvest’s new facilities in Richmond and Berea as New Grower Facilities.

The initial term of the Mastronardi Morehead Agreement is ten years, beginning on the date of the commercial harvest of AppHarvest’s first crop. After the initial term, the Mastronardi Morehead Agreement renews automatically for additional one-year terms unless terminated by either party by written notice not later than 240 calendar days prior to the end of the applicable term. Either AppHarvest or Mastronardi can terminate the Mastronardi Morehead Agreement if the other party is subject to certain bankruptcy or insolvency proceedings; or if the other party is in breach of the Mastronardi Morehead Agreement and the breach remains uncured for a specified period. AppHarvest’s obligation to deliver timely Products to Mastronardi and to maintain exclusivity is not subject to cure.

Mastronardi has the exclusive right to sell and market all fresh fruits and vegetables, including tomatoes, peppers, cucumbers, berries and/or leafy greens, grown by AppHarvest in Kentucky and West Virginia for an initial term of 10 years from each facility’s first commercial harvest. If Mastronardi declines to exercise its right of first refusal, AppHarvest has the right to contract with unaffiliated third parties that are industry recognized bona fide marketers for distribution of such produce. Sale transactions would be at market price, less the marketing fee and costs incurred in the sale and distribution of Products. Outside of Kentucky and West Virginia, AppHarvest has agreed not to compete with Mastronardi, including growing fresh produce in a new facility outside of Kentucky and West Virginia in an area in which it would be competing with Mastronardi, for a period of ten years that commences on the date of the first commercial harvest from the Morehead CEA Facility and also runs for ten years, measured from the latest date of a first commercial harvest from a facility deemed to be a New Grower Facility by Mastronardi under the terms of the Mastronardi Morehead Agreement. AppHarvest has also agreed not to solicit any employee of Mastronardi or its affiliates without Mastronardi’s written consent during the term of each applicable Mastronardi purchase and marketing agreement, and for a period thereafter.

Dalsem and Havecon

Dalsem is a highly regarded manufacturer and developer of end-to-end, high-tech greenhouse projects. The company has more than 85 years of experience and is perceived as a pioneer and an innovator within the industry. We selected Dalsem as our construction partner for our ,first CEA facility in Morehead, Kentucky, pursuant to an engineering, procurement and construction agreement. We have also entered into a direct contractual relationship with Dalsem for the construction of our new CEA facilities in Richmond and Berea, Kentucky.

Havecon is a designer and manufacturer of greenhouse horticulture projects. AppHarvest selected Havecon to build its facility in Somerset, Kentucky, because of its industry know-how, years of experience, strong reputation, network of industry partners, and expected ability to complete the project quickly and on time.

Our relationships with Dalsem and Havecon present potential long-term advantages, including reducing the risk associated with construction, such as the availability of certain inputs and materials for the facilities, and favorable construction timelines.

Rabo AgriFinance

In June 2021, AppHarvest secured a $75 million credit facility with Rabo AgriFinance, a leading financial services provider for agricultural producers and agribusinesses in the United States. Under the terms of the facility, we entered into a 60% loan-to-value mortgage at an anticipated fixed rate of between 4 to 5% for 10 years, with amortization of debt over 20 years for the Morehead CEA facility. Rabo AgriFinance is a subsidiary of Rabobank, a premier bank to the global agriculture industry and one of the world’s largest and strongest banks.

JPMorgan

In September 2021, AppHarvest entered a $25 million cash-backed credit facility with JP Morgan based on its third high-tech, 30-acre indoor farm under construction in Somerset, Kentucky, which broke ground in June 2021. This CEA facility is intended to grow berries. Proceeds from the 364-day credit facility, which is priced at LIBOR plus 225 basis points, will be applied toward capital expenditures and improvements, including construction of the company’s fourth high-tech indoor farm.

Experienced and Passionate Team

AppHarvest is a mission-driven company led by highly committed and passionate professionals. Our founder and Chief Executive Officer, Jonathan Webb, is a Kentucky native with more than a decade of experience focused on sustainable infrastructure. Prior to founding AppHarvest in 2018, Mr. Webb led a public-private partnership on behalf of the Department of Defense, developing what was then the largest solar project in the southeastern United States. At AppHarvest, Mr. Webb has used his experience in renewable infrastructure to create a CEA platform in North America.

In January 2021, David Lee, an existing member of the board of directors of AppHarvest, joined the Company to serve as President. Prior to joining AppHarvest, Mr. Lee was the Chief Operating Officer and Chief Financial Officer of Impossible Foods, where he led strategy and operations as the company evolved from a startup into the scaled food company they are today. Prior to Impossible Foods, Mr. Lee held executive leadership positions at several companies, including Del Monte Foods, where he helped restructure the business concurrent with KKR’s acquisition of the company. Additionally, AppHarvest has a talented roster of senior executives, including Loren Eggleton, Chief Financial Officer; Derek Lyons, General Counsel; Julie Nelson, Executive Vice President for Operations; Josh Lessing, Chief Technology Officer; Jackie Roberts, Chief Sustainability Officer; and Dave Nichols, Head of Strategy.

AppHarvest has attracted a highly experienced “grow team” to operate our greenhouses. Our senior growers have, on average, more than 25 years of experience managing growing operations. We also have a construction management and development team with extensive experience in complex, large scale, multi-site, and global projects.

ESG Company

AppHarvest has an authentic and overarching commitment to sustainability, ESG, and social impact. Our Certified B Corporation certification recognizes our commitment to our stakeholders, including our employees, community, environment, customers, and stockholders. We believe we present a unique and a compelling opportunity for the growing number of investors who share our dedication to sustainability and a broader set of ESG principles.

We have also been certified by an independent non-profit organization as meeting rigorous standards of social and environmental performance, accountability, and transparency. We are proud of our achievements to date, including:

•	Selecting Rowan County for our Morehead CEA facility, in which approximately 25% of the community lives below the poverty line. Despite reduced wage expectations in this area, we have provided career opportunities with entry-level wages that are over 40% higher than average hourly wages for comparable jobs in the state. I do not think this is accurate. Our min is less than 74% of the median.

•	We have invested over $100 million in the local Rowan County community, which we believe will have an economic ripple effect as those expenditures percolate through our contractors, engineers, and other tradespeople required to build our large-scale facilities.

•	In addition to paying a living wage, as assessed by an independent third party, we provide paid time off and full family healthcare coverage.

•	We have partnered with local universities and high schools. We plan to educate more than 1,000 high school students through our educational programs around hydroponic farming.

We believe we also have an opportunity to impact how the regional power grid evolves. As we grow and need more power, we are committed to catalyzing new renewable energy sources in our market. We believe that when corporations insist upon completely renewable energy, market forces will drive suppliers to provide electrical energy with a reduced carbon footprint. As a member of the Renewable Energy Buyers Alliance (“REBA”), a community of energy buyers seeking to accelerate a zero-carbon energy future, we also benefit from REBA resources as we strive to operate on renewable energy.

We aim not only to transform the Appalachia region in terms of social and economic impact, but also to build a platform to transform agriculture and bring new solutions for growing threats to the agriculture sector, including water shortages, land shortages, soil depletion, surface water pollution, pesticide use, food waste, and systemic risks from climate change. Our growing process reduces environmental impacts and manages the environmental risks increasingly threatening our food systems. Specifically, our CEA facility is designed to manage these risks and reduces environmental impacts by:

•	Using up to 90% less water than conventional agriculture in a closed system that prevents pollution from excess fertilizers and chemical pesticides running into local streams or waterways.
•	Making efficient use of land without depleting soil and its nutrients.
•	Using integrated pest management, skilled workers, and AI tools to keep the greenhouse free of pests and disease instead of using chemical pesticides.
•	Using a horizontal greenhouse structure to maximize passive solar energy.
•	Implementing new lighting systems that use 20% less energy than traditional lighting systems through integration of LEDs.
•	Working towards exciting opportunities to link operations to renewable energy initiatives.

Growth Strategy

Through investments in Central Appalachia, our brand, our stakeholders and our infrastructure, we believe that we are well-positioned to grow our brand and attract consumers through our distribution partner Mastronardi, which provides us with full distribution on day one of production, allowing customers to experience our products and us to grow customer recognition and loyalty.

New Project Pipeline

AppHarvest expects to develop and operate at least nine CEA facilities in Appalachia with aggregate production capacity of approximately 400 acres by the end of 2025. We believe that allocating capital to organic growth, specifically the development of new facilities, presents a compelling return on invested capital.

Our Morehead CEA facility partially opened in October 2020, and has been fully operational since March 2021. Shortly thereafter, we announced groundbreakings for two additional facilities, the Richmond tomato facility and the Berea leafy green facility, both of which we anticipate will be operational by the end of 2022. In the second quarter of 2021, we announced the beginning of construction of the Somerset facility and the Morehead leafy green facility. The Somerset facility is expected to be operational by the end of 2022. We have temporarily paused development of the 10-acre Morehead leafy green facility, with construction now expected to resume in 2022 for a 2023 delivery.

Our site selection and construction management processes, as well as all major investment capital decisions, require sign off from our Chief Executive Officer and Chief Financial Officer, with additional oversight from the Board of Directors. Cost, development timelines, expansion opportunities, proximity to our existing facilities, crop economics and overall site-level returns on invested capital are among the many factors we consider before greenlighting a project.

Strategy to Develop Branded and Sustainable Value-Add Products

AppHarvest is an applied technology company with global ambitions and a desire to become a trusted brand with broad brand awareness. We aim to leverage our ESG- and mission-driven ethos to grow and produce fruits, vegetables and value-added products that customers will actively seek out at their local grocery stores. While our focus is on fresh produce, we have also begun to create and market a value-added salsa product, on a direct-to-consumer basis, made from our in-house produce. We anticipate that these efforts will expand to include other distribution channels and additional product offerings, including sauces and snacking products.

Competition

With vine crops imports rapidly increasing, our competition includes large-scale operations in Mexico and, to a lesser extent, the southwestern United States. With studies having found that an American meal travels 1,500 miles on average to the consumer’s plate, we believe we are unique in becoming a large-scale CEA operator growing produce closer to the end consumer.

Overall Competition

The U.S. greenhouse industry has grown steadily over the past decade as producers use its advantages to grow more using fewer resources, seeking to solve issues caused by limited land, energy and resources including water and labor. The USDA attributes growth to greenhouse operators’ ability to realize greater market access both in the off-season and in northern retail produce markets, better product consistency and improved yields.

By 2017, the percentage of greenhouse-grown U.S. shipments of fresh tomatoes had grown to 5% of all shipments. Only four states (California, Minnesota, Nebraska and New York) produce more than 10 million pounds of greenhouse-grown tomatoes annually, according to the most recent USDA data. Kentucky’s production was estimated by the USDA to be between 500,000 pounds to 1 million pounds annually. Our operations in Morehead, Kentucky are vaulting Kentucky into over 10 million annual pounds category.

Competition from Imports

In 2004, growers in the United States, Canada and Mexico each supplied around 300 million pounds of greenhouse-grown tomatoes to the United States. According to the USDA in 2019, since then, Mexico’s market share averaged 35 percent annual growth. Greenhouse-grown tomato imports from Mexico accounted for 84% of total greenhouse-grown tomato imports in the United States in 2017, while imports of greenhouse-grown tomatoes from Canada held steady at around 300 million pounds annually.

A challenge for high-tech producers in the United States is the possibility that lower-cost Mexican producers will be able to increasingly step up and meet emerging U.S. retail market preferences for higher quality, improved product safety, year-round availability, and product innovation. Mexican producers would most likely aim to achieve this not by investing equivalent capital, but by leveraging climatic and labor advantages.

Meanwhile, Canadian greenhouse operators, which are located primarily in Ontario in the east and British Columbia in the west and often supported by extensive government subsidies and financing, are increasingly initiating or expanding operations in the United States. The major factors driving this expansion are brand value of U.S. production and lower transportation and energy costs at U.S. facilities.

Beyond greenhouse-grown tomatoes imports are making up an increasing percentage of all fresh tomatoes. In 2000, imports accounted for only 30% of fresh tomatoes in the United States and increased to 60% in 2019. Imports accounted for a majority of fresh tomato supply starting in 2010 after a series of weather-related issues in Florida necessitated imports to replace expected open-field tomato production. Mexico now accounts for more than 90% of all fresh tomato imports

We believe that market leadership will accrue to the most efficient producers who are able to reliably meet the needs of large U.S. retailers and can demonstrate advantages in marketing strategy, geography, ESG, food safety, technology, and production learning curves sufficient to warrant the substantial long-term working capital required to fuel the expected sustained growth of this market segment.

Traditional Greenhouse Operators

Large-scale greenhouse operators currently dominate the market in the indoor agriculture space, as they have large-scale distribution networks and own and operate hundreds to thousands of acres of greenhouse. Most of the companies have major portions of their operations in Mexico and Canada, but we believe all or nearly all of them are either looking to develop, are developing or have already developed U.S.-based high-tech greenhouses. These companies have broad product lines and are moving into the prepared food space to leverage their scale and distribution networks.

High-Tech Agricultural Startups

While most CEA production comes from traditional greenhouse companies, a number of high-tech vertical farms also exist in the market. These startups are often focused on development of farms either in or near major cities. These companies generally have smaller product offerings and tend to focus on leafy green products due to limitations of their technologies and economics. By contrast, we believe our facilities will have the ability to grow a variety of crops including leafy greens, tomatoes, cucumbers, strawberries, peppers, eggplants, and more. We are also differentiated in prioritizing use of two of the earth’s natural inputs: sunlight and water. In fact, our Morehead CEA facility is the only facility of its type and size in North America to rely primarily on rainwater for its production. Although we do supplement the light our plants receive with LED lighting and high-pressure sodium lighting, our plants primarily grow using natural sunlight, requiring less energy per plant than indoor warehouse farms. There are several companies that sell farm management software for the CEA market. These software offerings have traditionally had limitations since they do not track many aspects of a farm’s operations and they are difficult to integrate with other enterprise information systems. Additionally, only a few of these software companies are either internally developing or collaborating with partners to offer robots that automate tasks ranging from crop forecasting to robotic harvesting. In these cases, the systems under development are limited in their design in that they are highly specialized for completing a single task on the farm. In contrast, AppHarvest technology, Inc. is developing software systems that can be applied to monitoring processes across a farm, are inter operable with complimentary information technologies, and will work in collaboration with a robotic farming platform that has been architected so that its core technology can be applied to accomplishing multiple tasks on the farm.

Government Regulation

We are subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as FDA, the FTC, the EPA, the OSHA, and the USDA. These laws and regulations apply to the processing, packaging, distribution, sale, marketing, labeling, quality, safety, and transportation of our products, as well as our occupational safety and health practices.

Under various federal statutes and implementing regulations, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate our products and the manufacturing, labeling, marketing, promotion, and advertising thereof.

Among other things, the facilities in which our products are grown, packed or processed may be required to register with the FDA (depending on specific growing, packing, and processing operations), comply with regulatory schemes including Standards for the Growing, Harvesting, Packing, and Holding of Produce for Human Consumption, Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventive Controls for Human Food and FDA and USDA labeling and marketing requirements, as amended by the Food Safety Modernization Act of 2011 (“FSMA”), the Organic Food Production Act, among other laws and regulations implemented by the FDA, the USDA, and other regulators. FSMA regulations are still being developed and implemented, including product traceability requirements recently proposed, which would be directly applicable to our products. The FDA and the USDA have the authority to inspect these facilities depending on the type of product and operations involved. The FDA and the USDA also require that certain nutrition and product information appear on its product labels and more generally, that its labels and labeling be truthful and non-misleading. Similarly, the FTC requires that our marketing and advertising be truthful, non-misleading, not deceptive to consumers, and not otherwise an unfair means of competition. We are also restricted by FDA and USDA from making certain types of claims about our products, including nutrient content claims, health claims, organic claims, and claims regarding the effects of our products on any structure or function of the body, whether express or implied, unless we satisfy certain regulatory requirements.

We are also subject to parallel state and local food safety regulation, including registration and licensing requirements for our facilities, enforcement of standards for our products and facilities by state and local health agencies, and regulation of our trade practices in connection with selling our products.

We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters.

Certified B Corporation

While not required by Delaware law or the terms of our amended and restated certificate of incorporation, we have elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, in December 2019, we were designated as a Certified B Corporation.

In order to be designated as a Certified B Corporation, companies are required to take a comprehensive and objective assessment of their positive impact on society and the environment. The assessment evaluates how a company’s operations and business model impact its workers, customers, suppliers, community and the environment using a 200-point scale. While the assessment varies depending on a company’s size (number of employees), sector and location, representative indicators in the assessment include payment above a living wage, employee benefits, stakeholder engagement, supporting underserved suppliers and environmental benefits from a company’s products or services. After completing the assessment, the independent organization that certified us as a Certified B Corporation will verify our score to determine if we meet the 80-point minimum bar for certification. The review process includes a phone review, a random selection of indicators for verifying documentation and a random selection of company locations for onsite reviews, including employee interviews and facility tours. Once certified, every Certified B Corporation must make its assessment score transparent on the independent organization’s website.

Acceptance as a Certified B Corporation and continued certification is at the sole discretion of the independent organization that certified us as a Certified B Corporation. To maintain our certification, we are required to update our assessment and verify our updated score with the independent organization every three years. We will need to update our current certification no later than December 30, 2022. Additionally, we were required to commit to recertifying within 90 days following the closing of the Business Combination and to complete this recertification within one year following the closing of the Business Combination and are currently in the process of recertification.

Public Benefit Corporation

In connection with our Certified B Corporation status and as a demonstration of our long-term commitment to our mission, we have been a public benefit corporation under Delaware law since inception.

Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. To date, there is limited case law involving public benefit corporations and the application of this and other distinct public benefit corporation requirements, which may create some uncertainty until additional case law develops.

Securityholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of public benefit corporation directors so long as directors remain informed and free of conflicts of interests. Similarly, a director’s ownership of or other interest in stock of the public benefit corporation will not, for purposes of Subsection XV, create conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the public benefit corporation, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. We expect that, in large part, traditional Delaware corporation law principles and the application of those principles in case law — including those related to self-dealing, conflicts of interest, and the application of the business judgment rule — will continue to apply with respect to public benefit corporations.

Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives. We will evaluate how to meet the additional reporting obligations required as a public benefit corporation under Delaware law, and the frequency with which we intend to issue such reports. We expect to finalize our plans with respect to our reporting obligations within six months of the Closing Date and further expect that we will make such reports publicly available, including on our website. We expect to issue our first public benefit corporation report for the period ending December 31, 2021, in the first half of 2022.

As provided in our amended and restated certificate of incorporation, the public benefits that we promote, and pursuant to which we manage, are empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of our employees and the community at large. We will also consider the objectives and standards by which we will measure and report our public benefit performance in our public benefit corporation reports, including potential key performance metrics, and we have not made a final decision on such matters. We expect that we will conduct our own assessment of our benefit performance against the standards and metrics we develop, rather than having such performance conducted by a third party. We have completed a materiality assessment with an independent third party, designated our ESG metrics, and expect to report our first set of data in our Sustainability Report, which we expect to release in the second half of 2022.

Trademarks and Other Intellectual Property

Our intellectual property and proprietary rights are valuable assets and we rely on a combination of federal, state, common law and international rights in the jurisdictions to safeguard our intellectual property. Our trademarks and other proprietary rights are valuable assets that reinforce the distinctiveness of our brand to our consumers. We also have made, and have acquired, numerous patent applications. We believe our patents, trademarks, copyrights and domain names, and the protection of the underlying intellectual property, are important to our success. Accordingly, we own and have registered with the U.S. Patent and Trademark Office trademarks and patent applications that are important to our business, including our principal trademark, AppHarvest, and have several additional trademark applications pending, as well. Further, in addition to our U.S. intellectual property portfolio, we also seek intellectual property protection in certain other jurisdictions where available and where we deem appropriate, and have undertaken numerous foreign patent application filings. We also rely on unpatented proprietary expertise and copyright protection. We aggressively protect our intellectual property rights by relying on trademark and copyright, as well as the use of use of nondisclosure, confidentiality, and intellectual property assignment agreements.

Employees and Human Capital Resources

As of November 28, 2021, we had 486 full-time employees, all of whom are located in the United States. None of our employees are represented by a labor union. We have never experienced a labor-related work stoppage. We treat our employees with respect and dignity and consider our relations with our employees to be very good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based compensation awards, in order to increase stockholder value and the success of the company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

We own our corporate headquarters located at 500 Appalachian Way, Morehead, Kentucky 40351 where we occupy approximately 11,200 square feet of office space. We own the Morehead CEA facility, which consists of nearly 2.8 million square feet of growing space, and the land upon which it is built. We further own the to-be-completed Richmond tomato facility, Berea leafy green facility, Somerset berry facility, and the Morehead leafy facility, and the land upon which they are being built. We also lease office and retail space in Lexington, Kentucky. We believe that our current facilities are suitable and adequate to meet our current needs.

Legal Proceedings

We are subject to various legal proceedings and claims that arise in the ordinary course of our business. Although the outcome of these and other claims cannot be predicted with certainty, we do not believe the ultimate resolution of the current matters will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, depending on the nature and timing of a given dispute, an unfavorable resolution could materially affect our current or future results of operations or cash flows.

On September 24, 2021, a federal securities class action lawsuit (captioned Ragan v. AppHarvest, Inc., Case No. 21-cv-07985) was filed by a purported stockholder on the Company in the United States District Court for the Southern District of New York on behalf of a proposed class consisting of those who acquired the Company’s securities between May 17, 2021 and August 10, 2021. The complaint names the Company and certain of its current officers as defendants, and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, by making materially false and misleading statements regarding the Company’s business, operations, and prospects because they failed to disclose a purported lack of sufficient training and inability to consistently produce Grade No. 1 tomatoes. The complaint seeks unspecified monetary damages on behalf of the putative class and an award of costs and expenses, including reasonable attorneys’ fees. On November 22, 2021, a related action (captioned Plymouth County Retirement Association v. AppHarvest, Inc., Case No. 21-cv-09676) was filed by another purported stockholder of the Company in the same United States District Court, making substantially similar claims against the same set of defendants, on behalf of a proposed class consisting of those who acquired the Company’s securities between October 9, 2020 and August 10, 2021. On November 23, 2021, four movants filed motions to consolidate the two actions, appoint lead plaintiff, and approve lead counsel. On November 24, 2021, the Court issued a scheduling order setting a conference for December 13, 2021 to consider the motions for appointment of lead plaintiff and lead counsel, and/or for consolidation. Following consolidation and appointment of lead plaintiff, defendants expect the lead plaintiff to file an amended complaint and defendants to file a motion to dismiss the amended complaint. We do not believe the claims have merit, intend to defend the case vigorously, and have not recorded a liability related to these lawsuits because, at this time, we are unable to estimate reasonably possible losses or determine whether an unfavorable outcome is probable.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before you make a decision to buy our Common Stock, you should carefully consider the risks and uncertainties described below together with all of the other information contained in this Current Report on Form 8-K, including our financial statements and related notes appearing elsewhere in this Current Report on Form 8-K and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our Common Stock could decline and you could lose all or part of your investment. The risks and uncertainties described in this Current Report on Form 8-K are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

We are an early-stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future. Our business could be adversely affected if we fail to effectively manage our future growth.

We incurred net losses of $17.3 million and $77.8 million and $5.7 million and $8.1 million for the three and nine months ended September 30, 2021 and 2020, respectively. Our net losses were $17.4 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively. We believe we will continue to incur net losses for the foreseeable future as we continue to invest in world-class technology to increase production and commercial sales of our products. We recently began our second growing season. There is no guarantee when, if ever, we will become profitable. We expect to expend substantial resources as we:

•	complete the build-out of facilities for which building has commenced and begin construction on additional facilities;

•	continue harvesting existing crops and plant and harvest new crops in our existing and future facilities;

•	fulfill our obligations under our marketing and distribution agreement with Mastronardi;

•	identify and invest in future growth opportunities, including the purchase or lease of new or expanded facilities and the development of new product lines;

•	invest in sales and marketing efforts to increase brand awareness, engage customers and drive sales of our products;

•	invest in product innovation and development; and

•	incur additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

These investments may not result in the growth of our business. Even if these investments do result in the growth of our business, if we do not effectively manage our growth, we may not be able to execute on our business plan and vision, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could adversely affect our business, financial condition and results of operations.

We will require significant additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.

The high-tech greenhouse agriculture business is extremely capital-intensive and we expect to expend significant resources to complete the build-out of facilities under construction, continue harvesting existing crops and plant and harvest new crops in our existing and future CEA facilities. These expenditures are expected to include working capital, costs of acquiring and building out new facilities, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting, developing and retaining a skilled labor force, including local labor. In addition, other unanticipated costs  may arise due to the unique nature of these CEA facilities and increased production in our single operating facility at full capacity. We currently import many of the supplies and materials for greenhouse operations from abroad, including the construction materials for our CEA facilities, and seeds for plants. Accordingly, we are subject to risk of fluctuation in exchange rates, which could cause unexpected increases in our costs and harm our financial position.

We expect that our existing cash and credit available under our loan agreements will be sufficient to fund our planned operating expenses, capital expenditure requirements and any debt service payments through at least the next 12 months. However, our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than Common Stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans.

We have an evolving business model, which increases the complexity of our business and makes it difficult to evaluate our future business prospects.

Our business model is continuing to evolve. We are primarily engaged in building a sustainable food company with a resilient and scalable ecosystem of applied technology greenhouses to serve the rapidly growing consumer demand for fresh, chemical-free, non-GMO fruits, vegetables and related value-added products in the U.S. We also intend to pursue additional CEA opportunities through partnerships with third parties, including opportunities outside of the U.S. With the Root AI Acquisition in April 2021, we are also engaged in building an applied technology company, which develops CEA technology solutions for internal use and for potential sale to customers in the global CEA industry. From time to time, we may continue to modify aspects of our business model relating to our products and services. We do not know whether these or any other modifications will be successful. The evolution of and modifications to our business model will continue to increase the complexity of our business and place significant strain on our management, personnel, operations, systems, technical performance and financial resources. Future additions to or modifications of our business model are likely to have similar effects. Further, any new products or services we offer that are not favorably received by the market could damage our reputation or our brand. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We face risks inherent in the greenhouse agriculture business, including the risks of diseases and pests.

We are focused on building large-scale CEA facilities in Appalachia with the goal of providing quality domestic supply of fresh fruits and vegetables to nearly 70% of the U.S. population. We primarily grow two varieties of tomatoes at the Morehead CEA facility—tomatoes on the vine and beefsteak tomatoes—and expect to expand to other tomato varieties and other fruits and vegetables such as berries, peppers, cucumbers, and leafy greens in the future at other facilities. As such, we are subject to the risks inherent in an agricultural business, such as insects, plant and seed diseases and similar agricultural risks, which may include crop losses, for which we are not insured; production of non-saleable products; and rejection of products for quality or other reasons, all of which may materially affect our operational and financial performance. Although our produce is grown in climate-controlled greenhouses, there can be no assurance that natural elements will not have an effect on the production of these products. In particular, plant diseases, such as root rot or tomato brown rugose fruit virus, or pest infestations, such as whiteflies, can destroy all or a significant portion of our produce and could eliminate or significantly reduce production at the greenhouse until we are able to disinfect the greenhouse and grow replacement tomatoes or other vegetables and fruits.

Although we have taken and continue to take precautions to guard against crop diseases and pests, these efforts may not be sufficient. For example, in June 2021, we experienced an outbreak of aphids and fruit flies in our Morehead greenhouse. In addition, diseases and pests can make their way into greenhouses from outside sources over which we have limited or no control. Diseases and pests can be inadvertently brought in by employees, from seeds and propagation vendors and from the trucks that transport supplies to the greenhouse. Once a disease or pest is introduced, we will need to quickly identify the problem and take remedial action in order to preserve the growing season. Failure to identify and remediate any diseases or pests in a timely manner could cause the loss of all or a portion of our crop and result in substantial time and resources to resume operations. Crop losses as a result of these agricultural risks could negatively impact our business, prospects, financial condition, results of operations and cash flows.

We currently rely on a single facility for all of our operations.

Our first CEA facility is a 2.76 million square foot CEA facility in Morehead, Kentucky, which partially opened in October 2020 and became fully operational in March 2021. For the immediate future, we will rely solely on the operations at the Morehead CEA facility. Adverse changes or developments affecting the Morehead CEA facility could impair our ability to produce our products and our business, prospects, financial condition and results of operations. Any shutdown or period of reduced production at the Morehead CEA facility, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond our control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as COVID-19), equipment failure or delay in supply delivery, would significantly disrupt our ability to grow and deliver our produce in a timely manner, meet our contractual obligations and operate our business. Our greenhouse equipment is costly to replace or repair, and our equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars, labor shortages, or other factors. If any material amount of our machinery were damaged, we would be unable to predict when, if at all, we could replace or repair such machinery or find co-manufacturers with suitable alternative machinery, which could adversely affect our business, financial condition and operating results. Any insurance coverage we have may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Any damage to or problems with our CEA facilities, or delays in construction, could severely impact our operations and financial condition.

Any damage to or problems with the Morehead CEA facility or any other CEA facilities we build or use in the future, including defective construction, repairs, or maintenance could have an adverse impact on our operations and business. We face risks including, but not limited to:

•	Weather. Our operations may be adversely affected by severe weather including tornados, lightning strikes, wind, snow, hail and rain. A tornado, lightning strike, severe hailstorm or unusually large amount of precipitation could cause damage or destruction to all or part of our greenhouse. We may be required to expend significant resources and time in mitigating damage to our crops, and such damage may not be covered by insurance. The impact of a severe weather event or natural disaster could result in significant losses and seriously disrupt our entire business.

•	Water Supply. We irrigate our plants with rainwater, collected in a 10-acre on-site retention pond, eliminating the need for city water or well water. The pond is constantly aerated with nanobubble technology, which combats harmful algae blooms and cyanotoxins. Once rainwater is pumped into the facility from the pond, it enters a closed-loop irrigation system. The water is processed through a sand filter and then sanitized with UV light. This destroys any viruses, bacteria and protozoa without the use of chemicals and with no unwanted disinfection by-products. Despite these precautions, there remains risk of contamination to our water supply from outside sources. Any contamination of the water in the retention pond could require significant resources to correct and could result in damage or interruption to our growing season.

•	Energy Costs or Interruption. Although our plants primarily grow using natural sunlight, requiring less energy per plant than indoor warehouse farms, we do supplement the light our plants receive with LED lighting and high-pressure sodium lighting, which makes us vulnerable to rising energy costs. We have diesel generators to maintain energy supply in the case of an outage, but these generators would not be able to power the facility for any prolonged period of time and could result in reduced crop yield. Rising or volatile energy costs may adversely impact our business, and our operations could be significantly affected by a prolonged power outage.

In addition, we have experienced and may continue to experience unexpected delays in building our CEA facilities for a variety of reasons, including limited financing, limited labor due to COVID-19 or other factors, unexpected construction problems or severe weather. For example, to incorporate design and other insights from construction of the 15-acre Berea leafy green facility and to maintain flexibility in the allocation of capital resources, we temporarily paused development of the 10-acre Morehead leafy green facility with construction now expected to resume in 2022 for a 2023 delivery. If we experience significant unexpected delays in construction, we may have to limit or miss out on an entire growing season depending on the timing and extent of the delays, which could harm our business, financial condition and results of operations.

We depend on employing a skilled local labor force, including local labor, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.

Agricultural operations are labor intensive, and the growing season for greenhouses is year-round. In general, each year, we plan to begin planting in August or September, grow and harvest the produce into June, July, or August and then remove plants and clean the greenhouse in August. These year-round operations depend on the skills and regular availability of labor in Appalachia.

Central Appalachia’s labor force long powered America through its coal mining operations. Over the past decade, the coal industry’s precipitous decline and replacement by natural gas has left tens of thousands of skilled workers unemployed throughout the region. We have rapidly hired in the region as we prepared to open our CEA facility and benefited from a strong network of employer assistance programs ready to help companies interested in locating in the region to provide jobs for its ready workforce. However, there is competition for skilled agricultural labor in the region, particularly from the cannabis, food, and distribution industries, and even if we are able to identify, hire and train our labor force, there is no guarantee that we will be able to retain these employees. For example, while we have not experienced any material labor shortage to date, we have observed an overall tightening and increasingly competitive local labor market. In order to forestall any potential labor shortfall, we have hired contract laborers from outside of the region to help complete our next harvest. If we are unable to hire, train and retain a labor force capable of performing at a high level, or if mitigation measures we take to respond to a decrease in local labor availability, such as overtime and contract laborers, have unintended negative effects, our business results of operations and financial condition could be adversely affected. Further, the operation of CEA facilities requires unique skills, which may not be widely available in the regions where we operate. Any shortage of labor, lack of training or skills, or lack of regular availability could restrict our ability to operate our greenhouses profitably, or at all.

In addition, efforts by labor unions to organize our employees could divert management attention away from regular day-to-day operations and increase our operating expenses. Labor unions may make attempts to organize our non-unionized employees. We are not aware of any activities relating to union organizations at any of our facilities, but we cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. If we are unable to negotiate acceptable collective bargaining agreements, we may have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of our any work stoppage, our operating expenses could increase significantly, which could negatively impact our financial condition, results of operations and cash flows.

Our results of operations can be adversely affected by labor shortages, turnover and labor cost increases.

Labor is a primary component of operating our business. A number of factors may adversely affect the labor force available to us or increase labor costs, including high employment levels, federal unemployment subsidies, including unemployment benefits offered in response to the COVID-19 pandemic, and other government regulations. Although we have not experienced any material labor shortage to date, we have recently observed an overall tightening and increasingly competitive local labor market. A sustained labor shortage or increased turnover rates within our employee base, caused by COVID-19, or measures taken to address COVID-19, or as a result of general macroeconomic factors, could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees, and could negatively affect our ability to efficiently operate our greenhouse equipment and overall business.

If we are unable to hire and retain employees capable of performing at a high-level, or if mitigation measures we may take to respond to a decrease in labor availability, such as overtime and contract laborers, have unintended negative effects, our business could be adversely affected. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation, caused by COVID-19 or as a result of general macroeconomic factors, could have a material adverse impact on our operations, results of operations, liquidity or cash flows. Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our regulatory oversight and reporting obligations as a public company under the federal securities laws of the United States. Our management’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Mastronardi is currently our sole, exclusive marketing and distribution partner. We are highly dependent on our relationship with Mastronardi, and impairment to or termination of this relationship could adversely affect our results of operations and financial condition.

Mastronardi is our exclusive marketing and distribution partner for all tomatoes, peppers, cucumbers, berries and leafy greens (collectively, the “Products”) pursuant to the Purchase and Marketing Agreement between Legacy AppHarvest and Mastronardi dated as of March 28, 2019, as amended on December 18, 2020 (the “Mastronardi Morehead Agreement”). Under the terms of the Mastronardi Morehead Agreement, we are responsible for growing, producing, packing and delivering all Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will sell the Products at market prices that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind United States Department of Agriculture (“USDA”) Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to us the gross sale price of the Products sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Products, which can fluctuate.

Mastronardi is only obligated to purchase our products that are at or above USDA Grade No. 1 standards and export quality standards within North America and of a quality required by Mastronardi’s customers, in Mastronardi’s sole determination. The Mastronardi Morehead Agreement provides for an inspection period during which Mastronardi will inspect our products to determine whether it meets the required quality standards, and Mastronardi may reject and return any of our products that do not meet these standards. Any significant or unexpected rejection of our products could negatively impact our results of operations, and we may be unable to sell the rejected products to other third parties. Further, because Mastronardi acts as an intermediary between us and the retail grocers or foodservice providers, we do not have short-term or long-term commitments or minimum purchase volumes with them that ensure future sales of our products.

If we expand our growing acreage or operations in Kentucky or West Virginia, Mastronardi has a right of first refusal to be the exclusive distributor of any produce arising as a result of such expansion for the greater of ten years from the date of first commercial production of the additional products or the remainder of the term of the Mastronardi Morehead Agreement. In the event we or our affiliates engage in the business of growing fresh produce in a greenhouse in Kentucky and West Virginia (in each case, a “New Grower Facility”), Mastronardi has the right to deem such New Grower Facility to be under an agreement with Mastronardi on the same material terms and conditions of the Mastronardi Morehead Agreement for a period of ten years. In December 2020, Mastronardi elected to deem our Richmond tomato facility and Berea leafy green facility to be New Grower Facilities.

Due to the exclusive nature of this long-term distribution relationship, we could also be adversely affected if Mastronardi experiences impairment to its brand and reputation or to its financial condition. Mastronardi and we are each entitled to terminate the Mastronardi Morehead Agreement in the case of the other party’s uncured breach of the contract or bankruptcy or insolvency. If the Mastronardi Morehead Agreement is terminated, we may experience difficulty or delay in finding a suitable replacement distributor in a timely manner or at all, and our business, financial condition and results of operations could be harmed.

We could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand our product offerings or gain market acceptance of our products could have a negative effect on our business.

The market in which we operate is subject to changes in consumer preference, perception and spending habits. Our performance will depend significantly on factors that may affect the level and pattern of consumer spending in the U.S. food industry market in which we operate. Such factors include consumer preference, consumer income, consumer confidence in and perception of the safety and quality of our products and shifts in the perceived value for our products relative to alternatives.

•	Consumer Preferences. We currently produce primarily tomatoes on the vine and beefsteak tomatoes. Although tomatoes are the second most popular fresh market vegetable per capita in the United States, with per capita consumption increasing significantly in the past 40 years, there is no guarantee that tomatoes will continue to garner this popularity, that consumers will prefer the varieties of tomatoes grown by us, or that we will be successful in capturing a sufficient market share. If we are able to expand our product offerings to include other vegetables and fruits, such as cucumbers, peppers, leafy greens, and berries, we will similarly be impacted by consumer preferences for such vegetables and fruits.

•	Safety and Quality Concerns. Media coverage regarding the safety or quality of, or diet or health issues relating to, our products or the processes involved in our manufacturing, may damage consumer confidence in our products. For example, manufacturers and regulatory authorities have issued recalls of tomatoes in the past due to issues such as salmonella contamination. Any widespread safety or quality issues involving tomatoes or other fresh fruits or vegetables — even if not involving us — could adversely affect consumer confidence in and demand for such tomatoes or other fresh produce.

•	Consumer Income. A general decline in the consumption of our products could occur at any time as a result of change in consumer spending habits, including an unwillingness to pay a premium or an inability to purchase our products due to financial hardship, expectations of inflation, or increased price sensitivity, which may be exacerbated by the effects of the COVID-19 pandemic or other events.

The success of our products will depend on a number of factors including our ability to accurately anticipate changes in market demand and consumer preferences, our ability to differentiate the quality of our products from those of our competitors, and the effectiveness of marketing and advertising campaigns for our products. We may not be successful in identifying trends in consumer preferences and growing or developing products that respond to such trends in a timely manner. We or our partners also may not be able to effectively promote our products by marketing and advertising campaigns and gain market acceptance. If our products fail to gain market acceptance, are restricted by regulatory requirements, have quality problems, or are affected by consumer perceptions of safety and quality even arising from our competitors’ products, we may not be able to fully recover costs and expenses incurred in our operations, and our business, financial condition or results of operations could be materially and adversely affected.

We may be unable to successfully execute on our growth strategy.

Our growth strategy includes the development of new controlled environment agriculture facilities and the expansion of our product line.

•	New Controlled Agriculture Facilities. Our first CEA facility, which spans approximately 60 acres, opened its first 30 acres of growing space in Morehead, Kentucky in October 2020, with the remainder becoming operational in March 2021 and production beginning in May 2021. We have begun construction on our next four facilities in Berea, Richmond, Somerset and Morehead. In October 2020, we announced that we had broken ground at the facility in Richmond. The facilities will include 60 acres of growing space for tomatoes on the vine at the Richmond tomato facility and 15 acres of leafy greens at the Berea leafy green facility. Both new facilities are expected to be operational by the end of 2022. In the second quarter of 2021, we began construction of the 30 acre Somerset facility to grow berries and cucumbers and a 10 acre leafy green facility at the Morehead leafy green facility. For risks related to delays in construction of our CEA facilities, please see the risk factor “Any damage to or problems with our CEA facilities, or delays in construction, could severely impact our operations and financial condition.” We periodically enter into other agreements to purchase, or have an option to purchase, additional properties for potential development. We expect to have nine operational CEA facilities by the end of 2025, assuming, among other things, that we are able to obtain necessary capital when needed on acceptable terms. We intend to continue to work toward a network of 12 CEA facilities by 2025.

Identifying, planning, developing, constructing and finishing new CEA facilities in Central Appalachia has required and will continue to require substantial time, capital, and resources. Greenhouses, such as the Morehead CEA facility and other facilities, require a large amount of flat land with a maximum cut and fill area, the ability to obtain the appropriate permits and approvals, sufficient utilities and road access and adequate availability of skilled labor, among other things. We may be unsuccessful in identifying available sites in Central Appalachia that are conducive to our planned projects, and even if identified, we may ultimately be unable to lease, purchase, build or operate on the land for any number of reasons. Because of the capital-intensive nature of these projects, we will need to prioritize which sites we plan to develop, and there can be no guarantee that we will select or prioritize sites that will ultimately prove to be appropriate for construction. Further, we may spend time and resources developing sites at the expense of other appropriate sites, which may ultimately have been a better selection or more profitable location. On the other hand, if we overestimate market demand and expands into new locations too quickly, we may have significantly underutilized assets and may experience reduced profitability. If we do not accurately align capacity at our greenhouses with demand, our business, financial condition and results of operations could be adversely affected.

•	New Product Lines. We aspire to develop a leading fruit and vegetable brand widely known for its sustainable practices. We plan to leverage our strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. We also consider the development of value-added products to be key to our long-term growth strategy with value-added defined as being beyond the traditional fresh vegetable offerings of tomatoes on the vine, beefsteak tomatoes, and other produce, and which could include items such as tomato paste, salsa, beverages, tomato sauces and ketchup. We also plan to evaluate opportunities to develop lines of co- branded fresh food and snacking products.

We may not be successful in our efforts to expand into value-added and co-branded products, or may invest in product opportunities that are not ultimately successful or profitable. We have no experience in developing or manufacturing value-added products and may not be able to develop or hire the expertise needed to expand into this field in an efficient and profitable manner. By developing co-branded products, we also face risks around aligning our brand with that of a third party over which we may have limited or no control.

We may not be able to implement our growth strategy successfully. Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

Failure to adequately manage our planned growth strategy may harm our business or increase our risk of failure.

For the foreseeable future, we intend to pursue a growth strategy for the expansion of our operations through increased product development and marketing. Our ability to rapidly expand our operations will depend upon many factors, including our ability to work in a regulated environment, market value-added products effectively, establish and maintain strategic relationships with suppliers, and obtain adequate and necessary capital resources on acceptable terms. Any restrictions on our ability to expand may have a materially adverse effect on our business, results of operations, and financial condition. Accordingly, we may be unable to achieve our targets for sales growth, and our operations may not be successful or achieve anticipated operating results.

We have agreed not to compete with Mastronardi outside of Kentucky and West Virginia, which may limit our business opportunities.

We have agreed not to compete with Mastronardi outside of Kentucky and West Virginia, which includes the businesses of growing, harvesting, packaging, distributing or selling fresh produce, subject to certain exceptions for fresh produce that is grown in Kentucky or West Virginia. Although we are currently focused on building greenhouses in Central Appalachia, if we desired in the future to build or operate facilities outside of Kentucky or West Virginia that were competitive with Mastronardi, the Mastronardi Morehead Agreement requires us to obtain Mastronardi’s consent before doing so. If Mastronardi withholds such consent for any reason, this could have the effect of restricting certain business opportunities outside of Kentucky and West Virginia during the term of the non-compete provision. The non-compete provision runs for ten years from the date of a first commercial harvest from the Morehead CEA facility and also runs for ten years measured from the date of a first commercial harvest from a facility deemed to be a New Grower Facility by Mastronardi under the terms of the Mastronardi Morehead Agreement.

We build CEA facilities, which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.

We build CEA facilities that are dependent on a number of key inputs and their related costs including materials such as steel and glass and other supplies, as well as electricity and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact our business, financial condition and operating results. We have entered into a direct contractual relationship with Dalsem Greenhouse Technology, B.V. (“Dalsem”) for the construction of our Richmond tomato facility and Berea leafy green facility and Dalsem also provides significant construction services for the Morehead CEA facility. If Dalsem encounters unexpected costs, delays or other problems in building these CEA facilities, our financial position and ability to execute on our growth strategy could be negatively affected. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on our business, financial condition and operating results.

The price of production, sale and distribution of these goods may fluctuate widely based on the impact of numerous factors beyond our control including international, economic and political trends, transportation disruptions, expectations of inflation, global or regional consumptive patterns, speculative activities and increased production due to new production and distribution developments and improved production and distribution methods. In addition, we import substantially all of the construction materials used to build the CEA facilities. The use of third-party import services can cause logistical problems, unexpected costs and delays in facility construction, which we cannot directly control. Any prolonged disruption of third-party delivery and shipping services could negatively affect our facility building schedule. Rising costs associated with third-party transportation services used to ship materials may also adversely impact our building schedule and crop season planning, and more generally our business, financial condition, results of operations and prospects.

The COVID-19 pandemic continues to impact worldwide economic activity, and the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions in response, such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors, which are creating disruption in global supply chains. The increased global demand on shipping and transport services may cause us to experience delays in the future, which could impact our ability to obtain materials or build our greenhouses in a timely manner. These factors could otherwise disrupt our operations and could negatively impact our business, financial condition and results of operations.

If we experience significant unexpected delays in construction, we may have to limit or miss out on an entire growing season depending on the timing and extent of the delays, which could harm our business, financial condition and results of operations.

We may not be able to compete successfully in the highly competitive natural food market.

We operate in the highly competitive natural foods environment. With the importing of vine crops rapidly increasing, our competition includes large-scale operations in Mexico and to a lesser extent the southwestern United States. In this market, competition is based on, among other things, product quality and taste, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation, price, advertising, promotion and nutritional claims.

We may not be able to compete successfully with imported goods, including from Mexico and Canada. A risk for high-tech producers in the United States is that lower-cost Mexican producers will be able to increasingly step up and meet emerging U.S. retail market preferences for higher quality, improved product safety, year-round availability, and product innovation. Mexican producers achieve this not by investing equivalent capital, but by leveraging climatic advantages at lower cost. Market leadership will accrue to the most efficient producers who are able to reliably meet the needs of large U.S. retailers and can demonstrate advantages in marketing strategy, geography, technology, and production learning curves sufficient to warrant the substantial long-term working capital required to fuel the expected sustained growth of this niche. Meanwhile, Canadian producers are beginning or expanding production in the United States. The major factors driving this expansion are brand value of U.S. production and lower transportation and energy costs at U.S. facilities. The Canadian greenhouse industry is located primarily in Ontario in the east and British Columbia in the west. The Canadian greenhouse industry is supported by extensive government subsidies and financing that allows them to compete with the United States and Mexico on production cost.

We also face competition from traditional greenhouse operators both domestic and abroad, as well as from high-tech agricultural startups that are focused on development of farms either in or near major cities.

Each of these competitors may have substantially greater financial and other resources than us and some of whose products are well accepted in the marketplace today. We cannot be certain that we will successfully compete with larger competitors that have greater financial, sales and technical resources. They may also have lower operational costs, and as a result may be able to offer comparable or substitute products to customers at lower costs. This could put pressure on us to lower our prices, resulting in lower profitability or, in the alternative, cause us to lose market share if we fail to lower prices. Retailers may also market competitive products under their own private labels, which are generally sold at lower prices, and may change the merchandising of our products so we have less favorable placement.

The CEA agriculture business also has low barriers to entry, and we will not be able to prevent competitors from building and operating similar greenhouses. We rely heavily on the know-how of our employees and management team, our experience and our relationships with significant stakeholders in the agriculture industry and in Central Appalachia.

In addition, our ability to compete successfully in this market depends, in large part, on our ability to implement our growth strategy of building additional controlled environment facilities and expanding our product line. Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

We recently concluded our first growing season and have only just begun our second season, which makes it difficult to forecast future results of operations.

Our first CEA facility in Morehead, Kentucky partially opened in October 2020, marking the beginning of our first growing season. The Morehead CEA facility was completed in March 2021 and we concluded our first growing season in August 2021. We recently completed planting our second crop in September 2021 and the harvest of the new crop commenced in the fourth quarter of 2021. As a result, our ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. In future periods, net sales growth could slow or net sales could decline for a number of reasons, including slowing demand for our products, increasing competition, a decrease in the growth of the overall market, or our failure, for any reason, to take advantage of growth opportunities. If our assumptions regarding these risks and uncertainties and future net sales growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

If we fail to develop and maintain our brand, our business could suffer.

We plan to leverage our strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. Our success depends on our ability to maintain and grow the value of our brand. Maintaining, promoting and positioning our brand and reputation will depend on, among other factors, the success of our product offerings, food safety, quality assurance, marketing and merchandising efforts, our continued focus on the environment and sustainability and ability to provide a consistent, high-quality consumer and customer experience. Any negative publicity, regardless of its accuracy, could impair our business.

With respect to our products that will be distributed by Mastronardi, Mastronardi controls the packaging, branding and marketing of these products. Although Mastronardi has agreed to use its best efforts to include the AppHarvest name and branding on our products, it is under no obligation to do so if such inclusion would conflict with instructions from a Mastronardi customer for the products or Mastronardi believes that we have suffered material impairment to our reputation or any of our brands. If Mastronardi does not include prominent AppHarvest branding on the packaging of our products we distribute, or if Mastronardi fails to effectively market our products, this could hamper our efforts to establish and grow our brand and reputation.

Further, the growing use of social and digital media by us, our consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about us, our partners or our products on social or digital media could seriously damage our brand and reputation. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of our consumers, customers or distributors, including adverse publicity or a governmental investigation, litigation, including securities class actions, or regulatory enforcement action, could significantly reduce the value of our brand and significantly damage our business. If we do not achieve and maintain favorable perception of our brand, our business, financial condition and results of operations could be adversely affected.

Our brand and reputation may be diminished due to real or perceived quality, food safety, or environmental issues with our products, which could negatively impact our business, reputation, operating results and financial condition.

Real or perceived quality, food safety, or environmental concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving our products (such as incidents involving Mastronardi or our competitors), could cause negative publicity and reduced confidence in our company, brand or products, which could in turn harm our reputation and sales, and could adversely affect our business, financial condition and operating results. Brand value is also based on perceptions of subjective qualities, such as appearance and taste, and any incident that erodes the loyalty of our consumers, including changes to product appearance, taste or packaging, could significantly reduce the value of our brand and significantly damage our business.

We also have no control over our products once Mastronardi or any other distributor takes possession of them. Distributors or consumers may store our products under conditions and for periods of time inconsistent with USDA, U.S. Food and Drug Administration (the “FDA”), and other governmental guidelines, which may adversely affect the quality and safety of our products.

If consumers do not perceive our products to be of high quality or safe, then the value of our brand would be diminished, and our business, results of operations and financial condition would be adversely affected. Any loss of confidence on the part of consumers in the quality and safety of our products would be difficult and costly to overcome. Any such negative effect could be exacerbated by our market positioning as a socially conscious grower of high quality produce and may significantly reduce our brand value. Issues regarding the safety of any of our products, regardless of the cause, may harm our brand, reputation and operating results.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Our market opportunity estimates and growth forecasts, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, particularly in light of the ongoing

COVID-19 pandemic and the related economic impact. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase our products at all or generate any particular level of net sales for us. Any expansion in our market depends on a number of factors, including the cost and perceived value associated with our product and those of our competitors. Even if the market in which we compete meets our size estimates and growth forecast, our business could fail to grow at the rate we anticipate, if at all. Our growth is subject to many factors, including success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, any forecasts of market growth should not be taken as indicative of our future net sales or growth prospects.

Demand for our current and expected future products, which include tomatoes, berries, peppers, cucumbers, other vine produce, and leafy greens is subject to seasonal fluctuations and may adversely impact our results of operations in certain quarters.

Demand for our current and expected future products, which include tomatoes, berries, peppers, cucumbers, other vine produce, and leafy greens fluctuates and tends to be greater during the summer months. As a result, comparisons of our sales and operating results between different quarters within a single fiscal year may not necessarily be meaningful comparisons. If we are not correct in predicting demand and planning our growing seasons accordingly, we may experience a supply and demand imbalance, which could adversely impact our results of operations.

If we cannot maintain our company culture or focus on our vision as we grow, our business and competitive position may be harmed.

Our vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. Any failure to preserve our culture or focus on our vision could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important values. If we fail to maintain our company culture or focus on our vision, our business and competitive position may be harmed.

Recent and future acquisitions could disrupt our business and adversely affect our business operations and financial results.

We have in the past acquired products, technologies and businesses from other parties, such as our recent acquisition of Root AI in April 2021, and we may choose to expand our current business by acquiring additional businesses or technologies in the future. Acquisitions, including the Root AI acquisition, involve many risks, including the following:

•	an acquisition may negatively affect our financial results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	an acquisition may result in uncertainty about continuity and effectiveness of service from either company;

•	we may encounter difficulties in, or may be unable to, successfully integrate or sell any acquired solutions;

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•	our use of cash to pay for an acquisition would limit other potential uses for our cash; and

•	if we incur debt to fund such acquisition, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants.

The occurrence of any of these risks could have an adverse effect on our business operations and financial results. In addition, we may only be able to conduct limited due diligence on an acquired company’s operations. Following an acquisition, we may be subject to unforeseen liabilities arising from an acquired company’s past or present operations and these liabilities may be greater than the warranty and indemnity limitations that we negotiate. Any unforeseen liability that is greater than these warranty and indemnity limitations could have a negative impact on our financial condition.

Food safety and foodborne illness incidents or advertising or product mislabeling may materially adversely affect our business by exposing us to lawsuits, product recalls, regulatory enforcement actions, or changes in consumer demand increasing our operating costs and reducing demand for our product offerings.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, foodborne illnesses or other food safety incidents caused by products, or involving our suppliers, could result in the discontinuance of sales of these products or our relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions, or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence, or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid from our cash reserves, which would reduce our capital resources.

The occurrence of foodborne illnesses or other food safety incidents could also adversely affect the price and availability of affected raw materials, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by our actions, could compel us, our suppliers, distributors or customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on our ability to attract new customers due to negative consumer experiences or because of an adverse impact on our brand and reputation. The costs of a recall could be outside the scope of our existing or future insurance policy coverage or limits.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants, and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like us to analyze, prepare, and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products, suspension of our facilities’ registrations, and/or the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition, and operating results.

Our operations are subject to FDA and USDA governmental regulation and state regulation, and there is no assurance that we will be in compliance with all regulations.

Our operations are subject to extensive regulation by the FDA and other federal, state and local authorities. Specifically, we are subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, labeling and safety of food. Under this program, the FDA requires that facilities that grow, pack, and/or process food products comply with a range of requirements, including standards for the growing, harvesting, packing, and holding of produce, hazard analysis and preventative controls regulations, current good manufacturing practices, and supplier verification requirements. Our processing facilities are subject to periodic inspection by federal, state and local authorities. If we cannot successfully manufacture products that conform to our specifications and the strict regulatory requirements of the FDA or others, we may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products, or could result in a recall of our product that have already been distributed. If the FDA or a comparable foreign regulatory authority determines that we have not complied with the applicable regulatory requirements, our business may be materially impacted.

We seek to comply with applicable regulations through a combination of employing internal experience and expert personnel to ensure quality-assurance compliance (i.e., assuring that products are not adulterated or misbranded) and contracting with third-party laboratories that conduct analyses of products to ensure compliance with nutrition labeling requirements and to identify any potential contaminants before distribution. Failure by us to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to our operations could subject us to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on our operating results and business.

Changes in existing laws or regulations, or the adoption of new laws or regulations, may increase our costs and otherwise adversely affect our business, results of operations and financial condition.

The manufacture and marketing of food products is highly regulated. We and our suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of our business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality, and safety of our products, as well as the health and safety of our employees and the protection of the environment.

In the United States, we are subject to regulation by various government agencies, including the FDA, Federal Trade Commission (the “FTC”), Occupational Safety and Health Administration (“OSHA”), Environmental Protection Agency (the “EPA”), and USDA, as well as various state and local agencies. We are also regulated outside the United States by various international regulatory bodies. In addition, depending on customer specification, we may be subject to certain voluntary, third-party standards, such as Global Food Safety Initiative standards and review by voluntary organizations, such as the Council of Better Business Bureaus’ National Advertising Division. We could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. The loss of third-party accreditation could result in lost sales and customers, and may adversely affect our business, results of operations, and financial condition. In connection with the marketing and advertisement of our products, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states.

The regulatory environment in which we operate could change significantly and adversely in the future. Any change in manufacturing, labeling or packaging requirements for our products may lead to an increase in costs or interruptions in production, either of which could adversely affect our operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls, or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect our business, results of operations, and financial condition.

Failure by any partner farms, suppliers of raw materials or co-manufacturers to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of our products, may disrupt our supply of products and adversely affect our business.

If our suppliers, or any partner farms or co-manufacturers that we engage or may engage in the future, fail to comply with food safety, environmental, or other laws and regulations, or face allegations of non-compliance, our operations may be disrupted. Additionally, such partner farms and co-manufacturers would be required to maintain the quality of our products and to comply with our standards and specifications. In the event of actual or alleged non-compliance, we might be forced to find alternative partner farms, suppliers or co-manufacturers and we may be subject to lawsuits related to such non-compliance by such partner farms, suppliers, and co-manufacturers. As a result, our supply of produce and finished inventory could be disrupted or our costs could increase, which would adversely affect our business, results of operations, and financial condition. The failure of any future co-manufacturer to produce products that conform to our standards could adversely affect our reputation in the marketplace and result in product recalls, product liability claims, and economic loss. Additionally, actions we may take to mitigate the impact of any disruption or potential disruption in our supply of produce, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect our business, results of operations, and financial condition.

We are subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.

Our business operations and ownership and operation of real property are subject to stringent and complex federal, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment, and the handling and disposition of hazardous materials (including pesticides) and wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment and to occupational safety and health. In addition, we may be required to obtain and maintain environmental permits for our business operations under certain environmental laws and regulations. Compliance with these laws and regulations, and the ability to comply with any modifications to these laws and regulations, is material to our business. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of investigatory and remedial obligations and the issuance of injunctions delaying or prohibiting our business operations. New matters or sites may be identified in the future that will require additional investigation, assessment, or expenditures. Future discovery of contamination of property underlying or in the vicinity of our present properties or facilities and/or waste disposal sites could require us to incur additional expenses. The occurrence of any of these events, the implementation of new laws and regulations, regulations, or stricter interpretation of existing laws or regulations, could adversely affect our financial results.

Climate change and the regulation of greenhouse gases emissions have the potential to affect our business operations. For example, the EPA has adopted regulations for the measurement and annual reporting of carbon dioxide, methane and other greenhouse gases emitted from certain large facilities. In addition, both houses of Congress have considered legislation to reduce emissions of greenhouse gases, and a number of states have taken, or are considering taking, legal measures to reduce emissions of greenhouse gases. In January 2021, President Biden issued the 2021 Climate Change Executive Order that, among other things, sets goals of a carbon pollution free power sector by 2035 and a net zero economy by 2050. This Executive Order also commenced the process for the U.S. reentering the Paris Climate Agreement. The Paris Climate Agreement provides for the cutting of carbon emissions every five years, beginning in 2023, and sets a goal of keeping global warming to a maximum limit of two degrees Celsius and a target limit of 1.5 degrees Celsius greater than pre-industrial levels. Federal and state regulatory agencies can impose administrative, civil and/or criminal penalties for non-compliance with greenhouse gas requirements. In addition, states and local governments are undertaking efforts to meet climate goals. Even if limits on greenhouse gas emissions are not directly applicable to us, they could result in increased electricity, fuel or other supply costs that may adversely affect our business. Moreover, some experts believe climate change poses potential physical risks, including an increase in sea level and changes in weather conditions, such as an increase in precipitation and extreme weather events. Our operations may be adversely affected by severe weather including tornados, lightning strikes, wind, snow, hail and rain.

We limit the use of chemical pesticides in accordance with our Chemical Pesticide Policy. Any use of chemical pesticides, as defined in our Chemical Pesticide Policy, to address any pest incidents will be disclosed, as stated in that policy, in our annual sustainability report. In any such circumstance we would use, to the extent practicable, the chemical pesticide with the lowest human toxicity, and apply such substance in a manner designed to eliminate or minimize pesticide residue on our products. Chemical pesticide use may cause reputational harm and could adversely affect our business, prospects, financial condition and operating results. We use biopesticides and biofungicides as a part of an integrated crop management program whereby cultural controls are used to limit pesticide intervention. Biopesticides and biofungicides are only used where no other control step is practicable. We use ethephon-based products, considered organophosphate pesticides by the U.S. EPA, as plant growth regulators to facilitate even ripening of tomatoes on the vine. The federal environmental laws to which our operations are, or may be, subject include the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA) and regulations thereunder, which regulate pesticides; the Clean Air Act (CAA) and regulations thereunder, which regulate air emissions; the Clean Water Act (CWA) and regulations thereunder, which regulate the discharge of pollutants in industrial wastewater and storm water runoff; the Resource Conservation and Recovery Act (RCRA) and regulations thereunder, which regulate the management and disposal of hazardous and non-hazardous solid wastes; and the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and regulations thereunder, known more commonly as “Superfund,” which impose liability for the remediation of releases of hazardous substances in the environment. We are also subject to regulation under OSHA and regulations thereunder, which regulate the protection of the safety and health of workers. Analogous state and local laws and regulations may also apply.

The unavailability, reduction or elimination of government and economic incentives could negatively impact our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of our operations or other reasons may result in the diminished competitiveness of the CEA facility industry generally or our products in particular. This could materially and adversely affect the growth of the CEA facility markets and our business, prospects, financial condition and operating results.

We rely on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm our ability to effectively operate our business.

We are dependent on various information technology systems, including, but not limited to, networks, applications, operating systems, and outsourced services in connection with the current and planned operation of our business. A failure of these information technology systems to perform as anticipated could cause our business to suffer. For example, our growers are aided in their work by climate and greenhouse operations software designed by Priva B.V. If this software does not perform as anticipated, our growers may receive inadequate or erroneous information about the condition of the plants being grown, which may result in increased mitigation expenses, waste, additional labor expenses and partial or full loss of the crop.

In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact our business.

A cybersecurity incident or other technology disruptions could negatively impact our business.

We use or plan to use computers, software and technology in substantially all aspects of our business operations. We build and operate robotics which rely on these technologies. Our employees also use or plan to use mobile devices, social networking and other online activities to connect with crew members, distributors, customers and consumers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Cybersecurity incidents are increasing rapidly in their frequency, sophistication and intensity, with third-party phishing and social engineering attacks in particular increasing in connection with the COVID-19 pandemic. Our business involves sensitive information and intellectual property, including know-how, private information about crew members and financial and strategic information about us and our business partners.

While we have implemented and plans to implement measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation or release of sensitive information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers and distributors, potential liability and competitive disadvantage all of which could negatively impact our business, financial condition or results of operations.

If we are unable to apply technology effectively in driving value for our clients through our technology-based platforms, our operating results, client relationships and growth could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by digital disruption and developments in technology. These may include new robotics and automation products which we seek to introduce as turnkey CEA technology solutions. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants (for example, through disintermediation) or new entrants such as technology companies and others. These new entrants are focused on using technology and innovation, including artificial intelligence, to simplify and improve the client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate. If we fail to develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards, our value proposition and operating efficiency could be adversely affected. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs.

The loss of any intellectual property could enable other companies to compete more effectively with us.

We own trademarks and other proprietary rights that are important to our business, including our principal trademark, AppHarvest. Our trademarks are valuable assets that reinforce the distinctiveness of our brand to consumers. We believe that the protection of our trademarks, copyrights and domain names is important to our success. We have also invested a significant amount of money in establishing and promoting our trademarked brand. In connection with our acquisition of Root AI, Inc. (now AppHarvest Technology, Inc.), we acquired nine U.S. patent applications, which, if issued, are expected to expire in 2039 to 2041, without taking into account any possible patent term adjustment. We also rely on unpatented proprietary expertise and copyright protection to develop and maintain our competitive position. Our continued success depends, to a significant degree, upon our ability to protect and preserve our intellectual property, including trademarks and copyrights.

We rely on confidentiality agreements and trademark and copyright law to protect our intellectual property rights. These confidentiality agreements with our employees and certain of our consultants, contract employees, suppliers and independent contractors generally require that all confidential information be kept strictly confidential.

We cannot assure you that the steps we have taken to protect our intellectual property rights are adequate, that our intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use names and logos similar to our trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of our brand and products. We also cannot offer any assurances about which of our patent applications will issue, the breadth of any resulting patent or whether any of the issued patents will be found invalid and unenforceable or will be threatened by third parties. We cannot offer any assurances that the breadth of our granted patents will be sufficient to stop a competitor from developing and commercializing robots, gripping tools and arms, and sensors that would be competitive with one or more of the technologies we are developing. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liabilities, force us to cease use of certain trademarks or other intellectual property or force us to enter into licenses with others. Any one of these occurrences may negatively impact our business, financial condition and results of operations.

We may be unable to obtain or qualify for government grants and incentives in the future.

We have applied for and received various government grants and incentives in connection with building the Morehead CEA facility, and we may in the future apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support sustainable agriculture. Our ability to obtain funds or qualify for incentives from government or other sources is subject to availability of funds under applicable programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining or qualifying for any of these additional grants, loans and other incentives, and failure to obtain or qualify for these grants, loans and other incentives could have a negative effect on our operating costs and ability to open additional greenhouses.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and related notes appearing elsewhere in this Current Report on Form 8-K. We base our estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of net sales and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes, among others. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our securities.

Our employees and independent contractors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could negatively impact our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

The COVID-19 pandemic could negatively impact on our business, results of operations and financial condition.

In connection with the COVID-19 pandemic, and variants thereof, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. While such measures have been relaxed in certain jurisdictions, to the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain, treat, or prevent COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect our operations and demand for our products.

Although we have not experienced material financial impacts due to the pandemic, the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows. Although our business is considered an “essential business,” the COVID-19 pandemic could result in labor shortages, which could result in our inability to plant and harvest crops at full capacity and could result in spoilage or loss of unharvested crops. The impact of COVID-19 on any of our suppliers, distributors, transportation or logistics providers may negatively affect our costs of operation and our supply chain. If the disruptions caused by the COVID-19 pandemic, including decreased availability of labor, continue despite the increasing availability of vaccines, our ability to meet the demands of distributors and customers may be materially impacted.

Further, the COVID-19 pandemic may impact customer and consumer demand. There may be significant reductions or volatility in consumer demand for our products due to the temporary inability of consumers to purchase these products due to illness, quarantine or financial hardship, shifts in demand away from one or more of our products, decreased consumer confidence and spending, expectations of inflation or pantry-loading activity, any of which may negatively impact our results, including as a result of an increased difficulty in planning for operations and future growing seasons.

The extent of the COVID-19 pandemic’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic and the effectiveness of vaccines against COVID-19 and variants thereof, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of the COVID-19 pandemic on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact our business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Adherence to our values and our focus on long-term sustainability may negatively influence our short- or medium-term financial performance.

Our values are integral to everything we do. We are committed to empowering individuals in Appalachia, driving positive environmental change in the agriculture industry and improving the lives of our employees and the community at large. We may take actions in furtherance of those goals and, therefore, our stockholders over a longer period of time, even if those actions do not maximize short- or medium-term financial results. However, these longer-term benefits may not materialize within the timeframe we expect or at all. For example, we are a public benefit corporation under Delaware law. As a public benefit corporation, we are required to balance the financial interests of our stockholders with the best interests of those stakeholders materially affected by our conduct, including particularly those affected by the specific benefit purpose set forth in our amended and restated certificate of incorporation. In addition, there is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with our related obligations could negatively impact our ability to provide the highest possible return to our stockholders.

As a public benefit corporation, we are required to publicly disclose a report at least biennially on our overall public benefit performance and on our assessment of our success in achieving our specific public benefit purpose. If we are not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, our reputation and status as a public benefit corporation may be harmed.

While not required by Delaware law or the terms of our amended and restated certificate of incorporation, we elected to have our social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, we have been designated as a “Certified B Corporation.” The term “Certified B Corporation” does not refer to a particular form of legal entity, but instead refers to companies that are certified by an independent non-profit organization as meeting rigorous standards of social and environmental performance, accountability and transparency. The standards for Certified B Corporation certification may change over time. These standards may not be appropriately tailored to the legal requirements of publicly traded companies or to the operational requirements of larger companies. Our reputation could be harmed if we lose our status as a Certified B Corporation, whether by our choice or by our failure to meet certification requirements, if that change in status were to create a perception that we are more focused on financial performance and are no longer as committed to the values shared by Certified B Corporations. Likewise, our reputation could be harmed if our publicly reported B Corporation score declines and that created a perception that we have slipped in our satisfaction of the Certified B Corporation standards. Similarly, our reputation could be harmed if we take actions that are perceived to be misaligned with our values.

As a public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.

As a public benefit corporation, our board of directors has a duty to balance (i) the pecuniary interest of our stockholders, (ii) the best interests of those materially affected by our conduct and (iii) specific public benefits identified in our charter documents. While we believe that our public benefit corporation designation and obligations will benefit our stockholders, in balancing these interests the board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from our public benefit purposes may not materialize within the timeframe we expect or at all and may have negative effects. For example:

•	We may choose to revise our policies in ways that we believe will be beneficial to our stakeholders, including farmers, employees, regional economic development organizations, retailers, sustainability experts at BSR, suppliers, local communities, and our internal senior management and board of directors members, even though the changes may be costly;

•	We may take actions, such as building state-of-the-art facilities with technology and quality control mechanisms that exceed the requirements of USDA, EPA, and the FDA, even though these actions may be more costly than other alternatives;

•	We may be influenced to pursue programs and services to demonstrate our commitment to the communities to which we serve and bringing ethically produced food to the table even though there is no immediate return to our stockholders; or

•	In responding to a possible proposal to acquire the company, our board of directors may be influenced by the interests of our stakeholders, including farmers, employees, regional economic development organizations, retailers, sustainability experts at BSR, suppliers, local communities, and our internal senior management and members of our board of directors, whose interests may be different from the interests of our stockholders.

We may be unable or slow to realize the benefits we expect from actions taken to benefit our stakeholders, including farmers, employees, suppliers and local communities, which could adversely affect our business, financial condition and results of operations, which in turn could cause our stock price to decline.

As a public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations.

Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of its outstanding capital stock shares of at least $2.0 million in market value) are entitled to file a derivative lawsuit claiming that its directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute our strategy. Any such derivative litigation may be costly and have an adverse impact on our financial condition and results of operations.

Risks Related to Ownership of Our Securities

We have previously identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

During 2021 and in a connection with the restatement of Novus’ 2020 consolidated financial statements prior to the Business Combination, management re-evaluated the effectiveness of Novus’s disclosure controls and procedures as of December 31, 2020. Management concluded that Novus’s disclosure controls and procedures were not effective as of December 31, 2020, due to a material weakness in the internal control over financial reporting related to the accounting for complex equity instruments, solely as a result of Novus’s classification of the warrants as a component of equity instead of derivative liabilities and classification of the common stock as a component of equity instead of common stock subject to possible redemption.

AppHarvest believes that the above identified material weakness was remediated following the Business Combination as the disclosure controls and procedures and internal controls over financial reporting of privately held AppHarvest (as the deemed accounting acquirer) became the disclosure controls and procedures and internal control over financial reporting of the combined company, and the financial reporting and accounting personnel of privately held AppHarvest assumed such roles and responsibilities of the combined company.

There can be no assurance that other material weaknesses will not arise in the future. Any material weaknesses in our internal control over financial reporting could cause us to fail to meet our future reporting obligations or could result in material misstatements in our financial statements, which in turn could have an adverse effect on our financial condition. Any material weakness could also adversely affect the results of the periodic management evaluations and, to the extent we are no longer an emerging growth company, the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that will be required under Section 404 of the Sarbanes-Oxley Act of 2002. Internal control deficiencies could also cause investors to lose confidence in our reported financial information which could have an adverse effect on the trading price of our securities.

The valuation of our Private Warrants could increase the volatility in our net income (loss) in our consolidated statements of earnings (loss).

The change in fair value of our Private Warrants is the result of changes in stock price and the number of warrants outstanding at each reporting period. The change in fair value of warrant liabilities represents the mark-to-market fair value adjustments to the outstanding Private Warrants issued in connection with Novus’s IPO. Significant changes in our stock price or number of Private Warrants outstanding may adversely affect our net income (loss) in our consolidated statements operations.

Concentration of ownership among our executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of December 1, 2021, our affiliates, executive officers, directors and their respective affiliates as a group beneficially owned approximately 34.6% of our outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in our stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “APPH” and “APPHW,” respectively. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

•	limited availability of market quotations for our securities;

•	a determination that the Common Stock is a “penny stock” which will require brokers trading in the Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our securities has been and is likely to be highly volatile, and you may not be able to resell your securities at or above the purchase price. The trading price of our securities has been and is likely to be volatile, and you could lose all or part of your investment.

The following factors, in addition to other factors described in this “Risk Factors” section and included elsewhere in this Current Report on Form 8-K, may have a significant impact on the market price of our securities:

•	threatened or actual litigation or government investigations;

•	the occurrence of severe weather conditions and other catastrophes;

•	our operating and financial performance, quarterly or annual earnings relative to similar companies;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	announcements by us or our competitors of acquisitions, business plans or commercial relationships;

•	any major change in our board of directors or senior management;

•	additional sales of our securities by us, our directors, executive officers or principal stockholders;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	short sales, hedging and other derivative transactions in our securities;

•	exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance linked investments;

•	our creditworthiness, financial condition, performance, and prospects;

•	our dividend policy and whether dividends on our Common Stock have been, and are likely to be, declared and paid from time to time;

•	perceptions of the investment opportunity associated with our securities relative to other investment alternatives;

•	regulatory or legal developments;

•	changes in general market, economic, and political conditions;

•	conditions or trends in our industry, geographies or customers; and

•	changes in accounting standards, policies, guidance, interpretations or principles.

In addition, broad market and industry factors may negatively affect the market price of our securities, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. For example, we currently have one such putative class action complaint brought against us. Litigation of this type is expensive and could result in substantial costs and diversion of management’s attention and resources, which could have an adverse effect on our business, financial condition, results of operations or prospects. Any adverse determination in litigation could also subject us to significant liabilities.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business. For example, we are subject to securities litigation, which is expensive and could divert management attention and adversely impact our business.

From time to time, we may be party to various claims and litigation proceedings. For example, in September 2021, a putative securities class action complaint was filed against us and certain of our officers. The case is still pending. See Note 12 — Commitments and Contingencies — Litigation to our unaudited consolidated financial statements as of and for the nine-month period ended September 20, 2021, included elsewhere in this Current Report on Form 8-K for more information. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Even when not merited, the defense of these lawsuits is expensive and may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares of Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of Common Stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

A significant portion of our total outstanding shares of Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of Common Stock and Public Warrants.

To the extent our Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by our stockholders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of Common Stock or adversely affect the market price of Common Stock.

In connection with the closing of the Business Combination, Novus’s prior registration rights agreement was amended and restated to, among other things, (i) provide our stockholders with three demand registration rights; (ii) provide our stockholders and the initial stockholders of Novus listed on Schedule C of the Business Combination Agreement (the “Novus Initial Stockholders”) customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iii) afford each of our stockholders and the Novus Initial Stockholders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by us. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of our securities.

In addition, we have filed a registration statement on Form S-8 under the Securities Act registering the issuance of approximately 17.4 million shares of Common Stock subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Shares registered under this registration statement on Form S-8 will be available for sale in the public market subject to vesting arrangements, exercise of options, settlement of restricted stock units and the expiration of lock-up agreements.

Because we have no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell the Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in the Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

Our amended and restated certificate of incorporation designates specific courts as the exclusive forum for certain stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, other similar actions, any other action as to which the Delaware General Corporation Law (“DGCL”) confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our amended and restated certificate of incorporation or our amended and restated bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit our stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, our stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

You will be diluted by any exercise of outstanding Warrants and outstanding options as well as settlement of outstanding restricted stock units. In addition, we may issue additional shares of Common Stock or other equity securities convertible into Common Stock without your approval, which would dilute your ownership interests and may depress the market price of the Common Stock.

As of September 30, 2021, we had 13,241,717 Warrants, 2,824,446 options, and 7,669,016 restricted stock units outstanding. The exercise of such Warrants or options, and the settlement of such restricted stock units, will result in dilution of your investment and could negatively impact the market price of our Common Stock.

We may also issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•	the market price of our Common Stock may decline.

Anti-takeover provisions in our amended and restated certificate of incorporation and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our then current management.

Our amended and restated certificate of incorporation contains provisions that may delay or prevent an acquisition our company or a change in our management. These provisions may make it more difficult for stockholders to replace or remove members of our board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by our stockholders to replace or remove our current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock. Among other things, these provisions include:

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•	a prohibition on actions by our stockholders except at an annual or special meeting of stockholders;

•	a prohibition on actions by our stockholders by written consent; and

•	the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired 15% or more of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with us, whether or not we are desired by, or beneficial to, our stockholders. This could also have the effect of discouraging others from making tender offers for the Common Stock, including transactions that may be in our stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Our Securities — Anti-Takeover Provisions.”

Our status as a public benefit corporation could make an acquisition of our company, which may be beneficial to our stockholders, more difficult.

While Delaware common law, as stated in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., and related cases, may impose upon directors of a traditional corporation a duty to maximize short-term stockholder value in certain ‘sale of the company’ transactions, a public benefit corporation board’s decision- making would not be subject to those same constraints. As a public benefit corporation, our board of directors would need to take into account interests other than short-term stockholder value when evaluating a sale, and this balancing of interests may result in accepting a bid that may not maximize short-term stockholder value. This does not mean that, as a public benefit corporation, our board of directors balancing of interests would preclude us from accepting a bid that maximizes short-term stockholder value. Rather, our board of directors would weigh the merits of accepting the short-term value offered by a bid against other options that may generate greater long-term value or have other meaningful effects on those materially affected by our conduct or public benefit purpose and, if appropriate, could accept a bid that does not maximize short-term value. Our board of directors would also be able to reject a bid in favor of pursuing other stakeholder interests or the specified public benefit, to the detriment of stockholders.

In addition, Article VIII of our amended and restated certificate of incorporation provides that we shall not, either directly or indirectly, merge or consolidate with or into another entity if, as a result of such merger or consolidation, our capital stock would become, or be converted into or exchange for the right to receive, shares or other equity interests in a domestic or foreign corporation that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to Article III of our amended and restated certificate of incorporation identifying the public benefit or public benefits, unless we have obtained, in addition to any affirmative vote required by law or by our amended and restated certificate of incorporation, the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares our capital stock entitled to vote generally in the election of directors, voting as a single class. This provision of our amended and restated certificate of incorporation would require us to obtain a super-majority vote in order to merge or consolidate with an entity that is not a public benefit corporation, which could discourage acquisition offers that may otherwise be beneficial to stockholders.

General Risk Factors

If we fail to retain and motivate members of our management team or other key employees, our business and future growth prospects would be harmed.

Our success and future growth depend largely upon the continued services of our executive officers as well as other key employees. These executives and key employees have been primarily responsible for determining the strategic direction of the business and executing our growth strategy and are integral to our brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in our executive management team or other key employees resulting from the hiring or departure of these personnel. The loss of one or more of executive officers, or the failure by the executive team to effectively work with employees and lead the company, could harm our business.

We incur significant costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations substantially increase our legal and financial compliance costs and make some activities more time- consuming and costly. The increased costs may increase our net loss. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage as we did prior to becoming a public company. We cannot predict or estimate the amount or timing of additional costs we may incur to comply with these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers.

Changes in tax laws may materially adversely affect our business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, U.S. federal tax legislation enacted in 2017, informally referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. The changes included in the U.S. Tax Act were broad and complex. Future guidance from the U.S. Internal Revenue Service (the “IRS”) with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, under the current U.S. presidential administration and in certain proposals under consideration in Congress (which have not yet been enacted), comprehensive federal income tax reform has been proposed, including an increase in the U.S. Federal corporate income tax rate, elimination of certain investment incentives, and a more than doubling of U.S. residual taxation of non-U.S. earnings. While these proposals are likely to change during the legislative process if enacted at all, their impact could nonetheless be significant. Such tax law changes that could have a material adverse impact on us. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

Additionally, longstanding international tax norms that determine each country’s jurisdiction to tax cross-border international trade are subject to potential evolution. An outgrowth of the original Base Erosion and Profit Shifting (BEPS) project is a project undertaken by the more than 130 member countries of the expanded OECD Inclusive Framework focused on “Addressing the Challenges of the Digitalization of the Economy.” The breadth of this project extends beyond pure digital businesses and is likely to impact all multinational businesses by potentially redefining jurisdictional taxation rights in market countries and establishing a global minimum tax.

While it is too early to assess the overall impact of these potential changes, as these and other tax laws and related regulations are revised, enacted, and implemented, our financial condition, results of operations, and cash flows could have a material adverse impact.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.

We have incurred losses during our history and do not expect to become profitable in the near future, and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of September 30, 2021, we had U.S. federal net operating loss carryforwards of approximately $88.6 million.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

If we fail to timely and effectively implement controls and procedures required by the Sarbanes-Oxley Act that are applicable to us, our business could be harmed.

We are required to provide management’s attestation on internal controls subject to Section 404 of the Sarbanes-Oxley Act in our annual report on Form 10-K for the year ending December 31, 2021. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

We qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. As a result, our stockholders may not have access to certain information they deem important.

We will remain an emerging growth company under the JOBS Act until December 31, 2021. While we will continue to remain an emerging growth company through the end of the 2021 fiscal year and take advantage of the benefits of the extended transition period, our public float exceeded $700 million as of June 30, 2021 and we will no longer qualify as an emerging growth company as of December 31, 2021. We are required to provide management's attestation on internal controls subject to Section 404 of the Sarbanes-Oxley Act in our annual report on Form 10-K for the year ending December 31, 2021.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and nonvoting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. As of June 30, 2021, our public float was greater than $700.0 million and therefore effective December 31, 2021, we will no longer qualify as a smaller reporting company although we will continue to use the scaled disclosures permitted for a smaller reporting company through our annual report on Form 10-K for the fiscal year ending December 31, 2021 and plan to begin providing non-scaled larger company disclosure in our first Form 10-Q of the next fiscal year.

We cannot predict whether investors will find our securities less attractive because it will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be less active trading market for our securities and the trading prices of our securities may be more volatile.